SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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Filed by a Party other than the Registrant   ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

LIFEVANTAGE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LifeVantage Corporation
9815 S. Monroe Street, Suite 100
Sandy, Utah 84070

_________________________________________________________________________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
November 13, 2013
_________________________________________________________________________________________
Dear Shareholder:
You are cordially invited to attend the fiscal year 2014 Annual Meeting of Shareholders of LifeVantage Corporation, a Colorado corporation. The meeting will be held at our offices located at 9815 S. Monroe Street, Suite 100, Sandy, Utah 84070 on Wednesday, November 13, 2013 at 9:00 a.m., Mountain Time, for the following purposes:

1.	To elect six directors to hold office for a one-year term expiring at our fiscal year 2014 Annual Meeting of Shareholders or until their respective successors are elected and qualified;

2.	To ratify the appointment of EKS&H LLLP as our independent registered public accounting firm for our fiscal year ending June 30, 2014; and

3.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
This year, for the first time in our history, we are taking advantage of the Securities and Exchange Commission rule that allows us to furnish proxy materials to our shareholders over the Internet. Instead of mailing printed copies of our Proxy Statement and Annual Report, we are mailing a Notice Regarding Availability of Proxy Materials, or Notice of Availability. We intend to mail the Notice of Availability to our shareholders on or about October 3, 2013. The Notice of Availability contains instructions on how to access our Proxy Statement and Annual Report on the Internet and how to submit your vote online or by telephone. The Notice of Availability also contains instructions on how you can, alternatively, receive a paper copy of the Proxy Statement and Annual Report and a return, postage prepaid envelope. We believe this e-proxy process will expedite shareholders' receipt of proxy materials, lower our costs associated with the annual meeting and reduce the environmental impact of our annual meeting.
You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, we encourage you to submit your proxy as soon as possible (i) by accessing the Internet site or by calling the toll-free number described in the proxy materials; or (ii) by signing, dating and returning the paper proxy as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares of record are held by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of our Board of Directors
Sandy, Utah	/s/ Rob Cutler
September 27, 2013	Rob Cutler
General Counsel
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON NOVEMBER 13, 2013:
This notice, the accompanying proxy statement, and annual report to shareholders are available at http://investor.lifevantage.com/sec.cfm.

LifeVantage Corporation
9815 S. Monroe Street, Suite 100
Sandy, Utah 84070
_________________________________________________________________________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
November 13, 2013
_________________________________________________________________________________________
INFORMATION CONCERNING VOTING AND SOLICITATION OF PROXY
General
This proxy statement is furnished to shareholders of LifeVantage Corporation, a Colorado corporation, sometimes referred to as “we,” “us,” “our,” the “Company” or “LifeVantage,” in connection with the solicitation of proxies for use at the fiscal 2014 Annual Meeting of Shareholders of LifeVantage to be held on November 13, 2013, at 9:00 a.m., Mountain Time, at the offices of LifeVantage located at 9815 South Monroe Street, Suite 100, Sandy, Utah 84070, for the purposes set forth in the Notice of Meeting. This solicitation of proxies is made on behalf of our Board of Directors.
Important Notice Regarding the Availability of Proxy Materials for the Fiscal 2014 Annual Meeting of Shareholders
Pursuant to the rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are mailing a Notice Regarding the Availability of Proxy Materials, or Notice of Availability, to our shareholders of record as of September 13, 2013. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice Regarding the Availability of Proxy Materials. We intend to mail the Notice of Availability on or about October 3, 2013 to all shareholders entitled to vote at the annual meeting.
Shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Availability or may request to receive a printed copy of the proxy materials by mail or electronic mail free of charge. Instructions on how to request a printed copy by mail or electronic mail are found on the Notice of Availability and on the website referred to in that notice.
Our Fiscal Year
Our fiscal year ends on June 30 of each year. In this proxy statement, when we refer to our fiscal year, we mean the twelve-month period ending on June 30th of the stated year. For example, "fiscal 2014" refers to the twelve-month period from July 1, 2013 through June 30, 2014.
Why am I receiving these materials?
Our board of directors is soliciting your proxy to vote your shares at the fiscal 2014 Annual Meeting of Shareholders. We intend to mail a Notice of Availability to our stockholders on or about October 3, 2013. The Notice of Availability contains information about the annual meeting and instructions on how to access this proxy statement and our annual report and how to authorize your proxy to vote your shares online or by telephone. If you received a Notice of Availability by mail, you will not receive a printed copy of the proxy materials in the mail unless you follow the instructions on the Notice of Availability and request that we mail you a printed copy of our proxy materials.
Where and when is the annual meeting?
The fiscal 2014 Annual Meeting of Shareholders of LifeVantage will take place on Wednesday, November 13, 2013 at 9:00 a.m. local time (Mountain Time) at our office located at 9815 S. Monroe Street, Suite 100, Sandy, Utah 84070.
What am I voting on?
The following matters are scheduled to be voted on by shareholders at the annual meeting:

•	the election of six directors to our board of directors; and

•	the ratification of the selection of the appointment of EKS&H LLLP as our independent registered accounting firm for our fiscal year ending June 30, 2014.
Who can vote at the annual meeting?
Only shareholders of record at the close of business on September 13, 2013, which date we refer to as the “record date,” will be entitled to vote at the annual meeting. As of the record date we had approximately 117,610,142 shares of common stock outstanding and entitled to vote.
Shareholders of Record: Shares Registered in Your Name

If on the record date your shares were registered directly in your name with our transfer agent, Computershare Trust Company, Inc., then you are a shareholder of record. As a shareholder of record, you may vote by proxy or vote in person at the meeting. Whether or not you plan to attend the meeting, we encourage you to submit your proxy as soon as possible (i) by accessing the Internet site or by calling the toll-free number described in the proxy materials; or (ii) by signing, dating and returning the enclosed proxy to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If on the record date your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice of Availability and instructions on how to vote your shares will be forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting provided that you bring with you proof of your beneficial ownership of shares, such as a brokerage account statement. However, if you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote?
You may vote by attending the annual meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy, and (2) for shares held as a record holder and shares held in “street name.”
If you hold your shares of common stock as a holder of record and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet or by telephone or electronic mail by following the instructions on the website referred to in the Notice of Availability. You may request a paper copy of the proxy statement and proxy card by following the instructions on the website and in the Notice of Availability mailed to you.
If you hold your shares of common stock as a holder of record and you are reviewing a paper copy of this proxy statement, you may vote your shares by submitting a proxy over the Internet or by telephone or electronic mail by following the instructions on the proxy card, or by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you.
If you hold your shares of common stock in street name, you will receive a Notice of Availability from your broker, bank, trust or other nominee that includes instructions on how to vote your shares. Your broker, bank, trust or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to submit your voting instructions by telephone or by completing, dating and signing the proxy card included with your proxy materials if you request a paper copy of them by following the instructions on the Notice of Availability provided by your broker, bank, trust or other nominee.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the record date.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting. With respect to Proposal 1, the six nominees receiving the highest number of “FOR” votes will be elected. Proposal 2 will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. Because neither abstentions nor broker non-votes are considered cast with respect to a proposal, abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.
What are broker non-votes?
When a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on particular proposals, the shares not voted are called “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority on certain “non-routine” proposals under the rules of the New York Stock Exchange (NYSE) and the beneficial owner has not instructed the broker how to vote on these proposals. The ratification of the selection of our independent registered public accounting firm is the only proposal at the annual meeting that is considered a “routine” matter under the rules and interpretations of the NYSE.
How many votes are needed to approve each proposal?

•
Directors are elected by a plurality of the votes properly cast in person or by proxy. Cumulative voting is not permitted. The six nominees receiving the highest number of FOR votes will be elected. Broker non-votes are not considered to be represented in person or by proxy as to this proposal and therefore will have no effect on the outcome of this proposal.

•
The ratification of the selection of EKS&H LLLP as our independent auditor for the fiscal year ending June 30, 2014 will be approved by our shareholders if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and therefore we do not expect broker non-votes with respect to this proposal.

What does it mean if I receive more than one proxy card or Notice of Availability?
If you receive more than one proxy card or Notice of Availability, your shares are likely registered in more than one name or are registered in different accounts. If you received a paper copy of the proxy materials and you vote by mail, please complete, sign and return each proxy card. Or, if you vote by Internet or telephone, vote once for each proxy card and/or Notice of Availability you received.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before it is voted. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date;

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at LifeVantage Corporation, Attn: Corporate Secretary, 9815 S. Monroe Street, Suite 100, Sandy, Utah 84070; or

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank or other nominee as a nominee or agent, you should follow the instructions provided by your broker or bank to revoke your proxy.
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections or without marking your voting selection as to a particular proposal, your shares will be voted “FOR” the election of all six nominees for director and “FOR” Proposal 2, in each case, to the extent your proxy card does not indicate otherwise. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
What is the quorum requirement?
A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if a majority of the shares outstanding as of the record date are represented by shareholders present at the meeting in person or by proxy. As of the record date we had approximately 117,610,142 shares of common stock outstanding and entitled to vote. Thus, at least 58,805,072 shares of common stock must be represented by shareholders present at the meeting in person or by proxy to constitute a quorum.
Persons returning executed proxy cards will be counted as present for purposes of establishing a quorum even if they abstain from voting on any or all proposals. Shares held by brokers who vote such shares on any proposal will be counted as present for purposes of establishing a quorum, and broker non-votes on other proposals will not affect the presence of a quorum.
Who is paying for this proxy solicitation?
The Company will pay for the entire cost of soliciting proxies. In addition to the use of mail and the Internet, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding solicitation materials to beneficial owners.
When are shareholder proposals due for next year's annual meeting?
Shareholder Proposals for Inclusion in Next Year's Proxy Statement.
Shareholders may submit proposals on matters appropriate for shareholder action at meetings of our shareholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion in the proxy statement relating to our fiscal year 2015 annual meeting of shareholders, shareholder proposals must be submitted in writing to LifeVantage Corporation, Attention: Corporate Secretary at 9815 South Monroe Street, Suite 100, Sandy, Utah 84070 and must be received by us no later than June 17, 2014 and must otherwise satisfy the conditions established by the Securities and Exchange Commission, or SEC, for shareholder proposals to be included in the proxy statement for that meeting. In addition, our bylaws include other requirements for the submission of proposals and the nomination of candidates for director.
Shareholder Proposals for Presentation at Next Year's Annual Meeting.
If a shareholder wishes to present a proposal, including a director nomination, at our fiscal year 2015 annual meeting of shareholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the shareholder must give advance notice in writing to LifeVantage Corporation, Attention: Corporate Secretary at 9815 South Monroe Street, Suite 100, Sandy, Utah 84070 not less than 90 days, or July 5, 2014, nor more than 120 days, or June 5, 2014, prior to the first anniversary of the date on which we first mailed our proxy materials for the fiscal year 2014 annual meeting, except that if the fiscal year 2015 annual meeting date is changed by more than 30 days from the anniversary date of the fiscal year 2014 annual meeting, such notice must be delivered not earlier than 120 days prior to the fiscal year 2015 annual meeting date and not later than the close of business on the later of the 90th day prior to the fiscal year 2015 annual meeting date or the 10th day following the day on which we first publicly announce the fiscal year 2015 annual meeting date. If a shareholder fails to give timely notice of a proposal, the shareholder will not be permitted to present the proposal to the shareholders for a vote at our fiscal year 2015 annual meeting. In addition, our bylaws include other requirements for the submission of proposals and the nomination of candidates for director.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. We expect to report final voting results in a current report on Form 8-K that we will file with the SEC within four business days after the annual meeting. You can obtain a copy of the Form 8-K, once it is filed, on our website at www.investor.lifevantage.com, by calling the SEC at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Our website does not constitute part of this proxy statement.
IT IS THE INTENTION OF THE AGENTS DESIGNATED IN THE ENCLOSED PROXY CARD TO VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR IDENTIFIED IN PROPOSAL 1 (UNLESS AUTHORITY IS WITHHELD BY THE SHAREHOLDER GRANTING THE PROXY) AND “FOR” PROPOSAL 2. IF ANY NOMINEE BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY THE COMPANY'S BOARD OF DIRECTORS, UNLESS THE SHAREHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS.

PROPOSAL 1 - ELECTION OF DIRECTORS
Our board of directors currently consists of the following seven individuals: Mr. Douglas C. Robinson, Mr. Michael A. Beindorff, Mr. David S. Manovich, Mr. Garry Mauro, Mr. George E. Metzger, Mr. Richard Okumoto and Mr. Elwood Spedden. Of these individuals, only the following six will be standing for election at the fiscal year 2014 annual meeting: Messrs. Beindorff, Manovich, Mauro, Metzger, Okumoto and Robinson. Each director elected will hold office until the next annual meeting of shareholders and until his successor is elected and qualified, or, if sooner, until the director's death, resignation or removal. We encourage nominees for director to attend the annual meeting. All of the nominees for election as a director at last year's annual meeting of shareholders attended that meeting.
If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares represented by a duly executed proxy will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
The following information is furnished with respect to each of the director nominees for election at the annual meeting:

Name	Age	Position with Company
Mr. Douglas C. Robinson	51	President, CEO and Director
Mr. Michael A. Beindorff	61	Director
Mr. David S. Manovich	61	Director
Mr. Garry Mauro	65	Director
Mr. George E. Metzger	66	Director
Mr. Richard Okumoto	61	Director
MR. DOUGLAS C. ROBINSON. Mr. Robinson was appointed as our President and Chief Executive Officer in March 2011. From 2007 to 2011 Mr. Robinson served as Chief Executive Officer of WorkWell Systems, Inc. a privately held physical medicine and workers' compensation solutions company. Prior to joining WorkWell Systems, from 2005 to 2007, Mr. Robinson served as SVP Healthcare Transformation for UnitedHealth Group. Prior to UnitedHealth Group, from 2002 to 2005, he led Deloitte Consulting's newly formed consumer-driven healthcare practice. From 2001 to 2002, Mr. Robinson served as SVP, National Practice Leader for SynHrgy, an outsourced provider of integrated human resource services including Health and Welfare, Integrated Absence Management, Integrated Pension Administration, Workforce Administration and Compensation and Performance Management. From 1998 to 2001, as Director, Healthcare Consulting for PriceWaterhouseCoopers, Mr. Robinson sold and managed the first “full-replace” consumer-driven healthcare engagement from inception through installation, until his division was sold to Mellon Financial. Mr. Robinson began his career as a Senior Account Executive for Blue Cross of Washington and Alaska. Mr. Robinson holds a B.A. degree in Marketing/Public Relations and Speech Communications from Gonzaga University. Mr. Robinson's experience in corporate governance, oversight, operations and financial experience and leadership brings to our management team and board of directors a broad range of expertise and oversight. Mr. Robinson served as a non-employee member of our board of directors from January 2010 to March 2011. During that time he served as chair of the Compensation Committee, served as the financial expert on our audit committee and was a member of the Executive Committee. Since March 2011 Mr. Robinson has continued to serve as an employee member of our board of directors.
MR. MICHAEL A. BEINDORFF. Mr. Beindorff has been an independent member of our board of directors since January 2012. Mr. Beindorff brings more than thirty years of experience in general management, operations, sales and marketing with a strong track record of building and leading disciplined organizational teams, driving rapid, profitable growth and delivering results across a variety of business environments. He currently serves as Principal & President of the Far Niente Group, a management consultancy focused on helping clients build effective business models, strong differentiated brands, viable product lines and sustainable businesses while maximizing return on investment, a position he has held since 2008. From 2004 to 2008 he served as Chief Operating Officer of Exclusive Resorts, the world's leading private club for luxury travel experiences, where he helped build a world class leadership team and a profitable, sustainable business. From 2002 to 2004 he served as Principal & President of the Greentree Group, a management consultancy focused on helping clients build strong brands and effective business models. From 1999 to 2002 he served first as President & COO and then as Chairman & Chief Executive Officer of PlanetRx.com, an internet pharmacy and on-line health portal. From 1995 to 1999 he served as Executive Vice President of Marketing, Operations & Product Management for VISA. From 1978 to 1995 he held various positions leading global advertising, marketing and brand management for The Coca-Cola Company and Rhodes Furniture. Mr. Beindorff received his Bachelor of Science in Business Administration from the University of Alabama and his Masters of Business Administration from the Gouzuietta Business School at Emory University. Mr. Beindorff's broad background building and leading organizations, and experience in building strong sales and marketing, and branding initiatives brings to our board of directors expertise in operations and oversight as well as strong leadership and initiative.
MR. DAVID S. MANOVICH. Mr. Manovich has been an independent member of our board of directors since January 2012. Mr. Manovich has extensive experience in finance management and oversight, executive sales and marketing operations as well as distribution management and development. He currently serves as Managing Partner of D&S Investments, a private investment entity focused on portfolio management for long term capital appreciation, a position he has held since 2006. From 2001 to 2006 Mr. Manovich was retired. From 1999 to 2001, he served as Chief Operating Officer and Senior Vice President of @Road Inc., a start-up wireless data services company. From 1998 to 1999, he served as a Partner of Union Atlantic, LC, an investment and venture capital merchant banking company. From 1997 to 1998, he served as Executive Vice President at Apple Computer where he was responsible for worldwide sales and support. From 1996 to 1997, he served as Vice President of Sales for Fujitsu P.C. where he was responsible for sales and channel development for the U.S., Canada, Central and Southern America and Caribbean markets. From 1985 to 1996, he served in various positions at Apple Computer, including as Vice President of U.S. consumer division, Director of Business Markets and Country Manager for the UK/Ireland as well as Regional & District Sales Manager in the U.S. From 1983 to 1985, he served as District Manager and franchise owner of Entre Computer. He served as Controller of the Federal Home Loan Bank of Seattle in 1983. Mr. Manovich began his career at Deloitte, Haskins & Sells, where he served as a Certified Public Accountant from 1979 to 1983. Mr. Manovich received his Bachelor of Science in Business Administration with an emphasis on Marketing and Management from the University of Montana and his Masters of Business Administration with an emphasis on Finance from the University of Montana. Mr. Manovich's financial and accounting capabilities as well as his sales and marketing experience brings to our board of directors experience in executive oversight, expertise in financial modeling and insight, as well as leadership in operations.
MR. GARRY MAURO. Mr. Mauro has been an independent member of our board of directors since April 2008. Mr. Mauro has worked for over 30 years at the local, state and national levels on behalf of both private and public sector entities. From 1983 to 1999, he served as Commissioner of the Texas General Land Office overseeing the management of more than 20 million acres of state land, 18,000 oil and gas wells, and the state's benefit program for Veterans. During his tenure as Commissioner, he also chaired the Veterans Land board of directors, the School Land board of directors, the Parks and Wildlife board of directors for Lease, the Texas Department of Corrections board of directors for Lease, the University board of directors for Lease, the Coastal Coordination Council and the Texas Alternative Fuels Council and co-chaired the Sustainable Energy Development Council. He has received numerous honors and awards for his civic and philanthropic contributions in environmental, political and business arenas, including the “Man of the Year Award” from the Texas League of Women Voters and the “Rising Star of Texas Award” from Texas Business Magazine. In 1998, he was the Texas Democratic Party nominee for Governor. Mr. Mauro's broad range of expertise brings to our board of directors experience in management and operations as well as strong leadership and oversight.
MR. GEORGE E. METZGER. Mr. Metzger has been an independent member of our board of directors since January 2012. Mr. Metzger has more than thirty years of experience in executive compensation, human resources, benefits and labor relations as well as workforce planning. In December 2007, Mr. Metzger retired from Textron Inc., a company with international operations in multiple industries. Mr. Metzger worked in various capacities while at Textron beginning in 1985, and most recently served as Vice President of Human Resources and Benefits from 2000 until December 2007. In this role he was responsible for Textron's networked integrated human resource delivery system, including account based healthcare plans, retirement plan redesign and reward structure. From 1976 to 1985, he worked for Rockwell International, most recently as Director Human Resources. He worked at Clark Equipment Company from 1969 to 1976, where he served as Director Labor Relations at the time of his departure. Mr. Metzger also serves on the board of directors of WorkWell Systems, Inc., a privately held physical medicine and workers' compensation solutions company. Mr. Metzger received his Bachelor of Science in Business Administration from Trine University. Mr. Metzger's extensive experience with executive compensation, labor relations and benefits brings to our board of directors experience in human resources oversight and workforce planning and development.
MR. RICHARD OKUMOTO. Mr. Okumoto was elected to our board of directors at our fiscal 2013 annual meeting, and serves as an independent director. Mr. Okumoto has over thirty years of corporate finance, operations, and strategy development experience in rapid growth technology companies in Silicon Valley. Mr. Okumoto is currently an adjunct professor in the Lucas Graduate School of Business MBA program at San Jose State University; a position he has held since 2008. He has been a principal with the consulting firm of Miller-Okumoto, Inc. since 2007. From 2008 to 2010 Mr. Okumoto was the audit committee chairman and a member of the compensation committee for Logic Vision, Inc., a publicly traded electronic design automation company. From 2007 to 2009 Mr. Okumoto was the chief financial officer of Advanced Micro-Fabrication Equipment, Inc., a global micro-fabrication equipment company. From 2003 to 2006 Mr. Okumoto was the chief financial officer of Photon Dynamics, Inc., a publicly held manufacturer of flat panel display test equipment. From 1998 to 2001 Mr. Okumoto was the chief executive officer of TMT, Inc., a manufacturer of test equipment for the global semiconductor industry, and the Vice-President and General Manager for the Analog, Linear, and RF test equipment division of the acquiring company, Credence Systems Corporation, a manufacturer of test equipment for the global semiconductor industry. From 1993 to 1998 Mr. Okumoto was the executive vice president and chief financial officer of Credence Systems Corporation. From 1990 to 1993 Mr. Okumoto was the Corporate Controller at Novellus Systems, Inc., a supplier of wafer fabrication equipment and services. From 1974 to 1990 Mr. Okumoto held finance and operations roles at such companies as: Fairchild Semiconductor Corporation, Measurex Corporation (Honeywell), Commodore Business Machines, Inc., Basys, Inc., and Digital Research Corporation. Mr. Okumoto also serves on the board of directors of Vantage Technology Corporation, a privately held micro-analytical metrology tool company. Mr. Okumoto received his Bachelor of Science in Business Administration with an emphasis in Accounting from San Jose State University and his Master of Arts in Communication and Leadership from Gonzaga University. Mr. Okumoto holds a Registered Financial Consultant designation: RFC®.
Required Vote
Directors are elected by a plurality of the votes properly cast in person or by proxy. Cumulative voting is not permitted. The six nominees receiving the highest number of “FOR” votes will be elected.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE
ELECTION OF EACH OF THE DIRECTOR NOMINEES ABOVE.

PROPOSAL 2 - RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected EKS&H LLLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014 and has further directed that the selection of such firm be submitted to our shareholders for ratification.
Shareholder ratification of the selection of our independent registered public accounting firm is not required. However, the audit committee is submitting this proposal to our shareholders as a matter of good corporate governance. If our shareholders do not vote on an advisory basis in favor of the ratification of the selection of EKS&H LLLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014, the audit committee will review its future selection of an independent registered public accounting firm. Regardless of whether the selection is ratified, the audit committee in its discretion may, without resubmitting the matter for shareholders to approve or ratify, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our shareholders.
We expect representatives of EKS&H LLLP to be present at the annual meeting and they will have the opportunity to make a statement at the annual meeting if they so desire. We also expect such representatives to be available to respond to appropriate questions.
The aggregate fees for professional services rendered for us by EKS&H LLLP are described in the Audit Committee Report included in the Audit Related Matters section of this proxy statement.
Required Vote
The ratification of the selection of EKS&H LLLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014 will be approved by our shareholders if the votes cast “FOR” the proposal exceed the votes cast AGAINST the proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF EKS&H LLLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE
Director Independence
NASDAQ Stock Market Rules, or NASDAQ Rules, require that a majority of the members of our board of directors quality as "independent," as affirmatively determined by our board of directors. Our board of directors has determined that each of Messrs. Beindorff, Manovich, Mauro, Metzger and Okumoto is an “independent director” under the NASDAQ Stock Market Rules, or NASDAQ Rules.
Board Leadership Structure and Role in Risk Oversight
The leadership of our board of directors is currently structured such that the chair of our board of directors and chief executive officer positions are separated. Mr. Spedden, an independent director, has served as chair of our board of directors since January 2012. We believe having an independent chair of our board of directors has provided our board of directors with consistent, experienced and independent leadership that enhances the effectiveness of our board of directors as a whole. Our corporate governance guidelines do not require our board of directors to choose an independent chair or to separate the roles of chair and chief executive officer, but our board of directors believes this leadership structure is the appropriate structure for our company at this time, and plans to keep the roles separated in fiscal 2014. Pursuant to our corporate governance guidelines, our board of directors may choose its chair in any manner that it deems to be in the best interests of our company. If, in the future, the chair of our board of directors is not an independent director, our board of directors may designate an independent director to serve as a lead independent director.
Our board of directors is responsible for oversight of risks facing our company, while our management is responsible for day-to-day management of risk. Our board of directors, as a whole, directly administers its risk oversight function. In addition, the risk oversight function is also administered through the standing committees of our board of directors, which oversee risks inherent in their respective areas of responsibility, reporting to our board of directors regularly and involving our board of directors as necessary. For example, the audit committee oversees our financial exposure and financial reporting related risks, and the compensation committee oversees risks related to our compensation programs and practices. Our board of directors as a whole directly oversees our strategic and business risk, including product development and regulatory risks, through regular interactions with our management and, from time-to-time, input from independent advisors. We believe our board's leadership structure supports its role in risk oversight, with our President and Chief Executive Officer, our Chief Financial Officer, our Chief Operating Officer and our General Counsel responsible for assessing and managing risks facing our company on a day-to-day basis and the chair and other members of our board of directors providing oversight of such risk management.
Meetings of our Board of Directors and Committees
During the last fiscal year, our board of directors held 14 meetings. Each director who currently serves on our board of directors attended at least 75% of the aggregate of (1) the total number of meetings of our board of directors (held during the period for which he has been a director) and (2) the total number of meetings held by all committees of our board of directors on which he served (held during the periods that he served).
Committees of our Board of Directors
Our board of directors has (1) an audit committee, (2) a nominating and corporate governance committee, (3) a compensation committee, and (4) a strategic planning committee.
Audit Committee
The audit committee was established by our board of directors in accordance with Section 3(a)(58)(A) of the Exchange Act. The current members of our audit committee are Messrs. Okumoto, Manovich and Mauro, with Mr. Okumoto serving as chair. Our board of directors has determined that all three members of the audit committee qualify as “independent” under NASDAQ Rules. Our board of directors has also determined that each member of the audit committee meets the financial literacy and sophistication requirements set forth in the NASDAQ Rules and that Mr. Okumoto qualifies as “audit committee financial expert,” as that term is defined by SEC rules. Our board of directors made a qualitative assessment of Mr. Okumoto's level of knowledge and experience based on a number of factors, including his formal education, his past experience as a public company chief financial officer, and his experience reviewing and analyzing company financial statements as an investor and audit committee chair of a public company, and his other prior professional experience. The audit committee met five times during our last fiscal year.
The audit committee operates under a written charter adopted by our board of directors that is available on our website at http://investor.lifevantage.com/governance.cfm. Our website does not constitute part of this proxy statement.
The audit committee was established to:

a.
 assist board oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of our independent registered public accounting firm, and (iv) the performance of our internal audit function and independent registered public accounting firm;

b.	prepare an audit committee report as required by the SEC to be included in our annual proxy statement;

c.	evaluate the performance of and assesses the qualifications and independence of our independent registered public accounting firm;

d.	determine and approve the engagement of our independent registered public accounting firm;

e.	determine whether to retain or terminate our existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

f.	review and approve the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;

g.	monitor the rotation of partners of our independent registered public accounting firm on the audit engagement team as required by law;

h.	confer with management and our independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;

i.	review and approve all related-party transactions;

j.
establish procedures, as required under applicable law, for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

k.
review our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm, including reviewing disclosures under the section entitled “Management's Discussion and Analysis of Financial Condition and Results of Operations” contained in our periodic reports.

Nominating and Corporate Governance Committee
The current members of the nominating and corporate governance committee are Messrs. Manovich, Beindorff, Mauro and Spedden, with Mr. Manovich serving as chair. As long as our common stock remains publicly traded, each member of the nominating and corporate governance committee will (1) qualify as an “independent” director as defined under applicable NASDAQ Rules and (2) qualify as a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act. The nominating and corporate governance committee met two times during our last fiscal year.
The nominating and corporate governance committee operates under a written charter adopted by our board of directors that is available on our website at http://investor.lifevantage.com/governance.cfm. Our website does not constitute part of this proxy statement.
The purpose of the nominating and corporate governance committee is to (1) identify individuals qualified to serve as members of our board of directors, (2) recommend nominees for election as directors, (3) develop and recommend to our board of directors corporate governance guidelines, and (4) provide oversight with respect to the evaluation of our board of directors, management, corporate governance and ethical conduct. In the process of performing its duties, the committee has engaged and may engage in the future, third-party board governance experts to evaluate board composition, analyze board contributions and review board activities and practices.
The nominating and corporate governance committee has the following authority and responsibilities:

a.
identify and evaluate individuals qualified to serve as members of our board of directors (including individuals nominated by shareholders in proposals made in writing to our Secretary that are timely received and that contain sufficient background information concerning the nominee to enable proper judgment to be made as to the nominee's qualifications and are otherwise in compliance with applicable laws) and establish a process for recruiting suitable candidates to our board of directors, including identifying the characteristics and skills required by our board of directors and those existing on our board of directors;

b.	identify and recommend for our board of directors' selection nominees for election as directors at the meeting of shareholders at which directors are to be elected;

c.	recommend to our board of directors the appointment of directors to committees of our board of directors and, as appropriate, recommend rotation or removal of directors from such committees;

d.
cause to be prepared and recommend to our board of directors the adoption of corporate governance guidelines, and periodically review and assess the guidelines and recommend changes for approval by our board of directors;

e.
cause to be prepared and recommend to our board of directors the adoption of a code of ethics and a code of conduct, and from time to time review and assess the codes, and recommend changes for approval by our board of directors;

f.	provide minutes of meetings of the committee to our board of directors, and to report regularly to our board of directors with respect to significant actions and determinations made by the committee;

g.	at least annually, to review and reassess the charter of the committee and, if appropriate, recommend changes to our board of directors; and

h.	make recommendations to our board of directors regarding issues of management succession.
Compensation Committee
The current members of the compensation committee are Messrs. Metzger, Okumoto and Spedden with Mr. Metzger serving as chair. None of these individuals has at any time been an officer or employee of ours or any of our subsidiaries. There are no interlocking relationships between any of our executive officers and compensation committee members, on the one hand, and the executive officers and compensation committee members of any other companies, on the other hand, nor have any such interlocking relationships existed in the past. As long as our common stock remains publicly traded, each member of the compensation committee will (1) qualify as an “independent” director as defined under applicable NASDAQ Rules and (2) qualify as a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act. During our last fiscal year, the compensation committee met ten times.
The compensation committee operates under a written charter adopted by our board of directors that is available on our website at http://investor.lifevantage.com/governance.cfm. Our website does not constitute part of this proxy statement. The charter of the compensation committee provides that the compensation committee has the overall responsibility of our board of directors relating to compensation for our executive officers and independent directors.
The compensation committee has the following authority and responsibilities:

a.	assist our board of directors in developing and evaluating potential candidates for executive positions and to oversee the development of executive succession plans;

b.
review and approve on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer. The committee evaluates at least once a year our Chief Executive Officer's performance in light of these established goals and objectives and based upon these evaluations recommends to the independent members of our board of directors our Chief Executive Officer's annual compensation, including base salary, annual and long-term incentive compensation. The Chief Executive Officer is not present during any meeting of the committee during which it will vote upon or deliberate the compensation of the Chief Executive Officer;

c.
review, approve and recommend to our board of directors on an annual basis the evaluation process and compensation structure for our other executive officers. The committee evaluates the performance of our executive officers and reviews, approves and recommends to our board of directors the annual compensation, including base salary, annual and long-term incentive compensation, for such executive officers, which is based on a proposal for such amounts submitted to the committee by our Chief Executive Officer;

d.
review and approve the initial compensation, including salary, and incentive compensation, for newly hired employees who are proposed to be executive officers of our company (other than a proposed newly hired Chief Executive Officer). The committee shall consider the proposals for compensation of such proposed newly hired executive officers submitted to the committee by our Chief Executive Officer. The committee may approve the compensation of newly hired employees who are proposed to be executive officers of our company (other than a proposed newly hired Chief Executive Officer) without further approval by our board of directors;

e.
provide oversight of management's decisions concerning the performance and compensation of our other officers, employees, consultants and advisors. The committee may delegate its authority on these matters with regard to non-officer employees and consultants to our officers and other appropriate supervisory personnel;

f.	review and approve on an annual basis management's recommendations for the salary range of non-officer employees by pay grade, percent merit increases and annual incentive pools;

g.
review our incentive compensation and other stock-based plans and recommend changes in such plans to our board of directors as needed. The committee has and exercises all the authority of our board of directors with respect to the administration of such plans;

h.
select, retain and terminate such compensation consultants, outside counsel and other advisors as it deems necessary or appropriate in its sole discretion. The committee may invite such consultants and advisors to attend its meetings or to meet with any members of the committee. The committee has sole authority to approve the fees and retention terms relating to such consultants and advisors;

i.
except with respect to the responsibilities set forth above regarding the compensation of our Chief Executive Officer, the committee may delegate its authority granted under its charter to a subcommittee of the committee (consisting either of a subset of members of the committee or, after giving due consideration to whether the eligibility criteria described above with respect to committee members and whether such other board of directors members satisfy such criteria, any members of our board of directors);

j.	review executive officer compensation for compliance with Section 16 of the Exchange Act and Section 162(m) of the Code, and other applicable laws, rules and regulations;

k.	review and approve non-routine employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits;

l.	review and recommend to our board of directors the compensation of independent directors, including annual and long-term incentive compensation; and

m.
perform any other activities consistent with its charter, our certificate of incorporation and by-laws, applicable NASDAQ Rules and any other applicable law, as the committee or our board of directors deems appropriate.

Other Committees
In addition to the committees described above, we also have a strategic planning committee. The current members of the strategic planning committee are Messrs. Beindorff, Manovich, Robinson and Spedden, with Mr. Beindorff serving as chair. The strategic planning committee meets on an ad hoc basis as our board of directors deems necessary to review and advise our board of directors with respect to matters assigned by our board of directors to this committee from time to time.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Director Nominations
Criteria for Board Membership
In selecting candidates for appointment or election to our board of directors, the nominating and corporate governance committee considers the appropriate balance of experience, skills and characteristics required of our board of directors, and seeks to insure that at least a majority of the directors are independent under NASDAQ Rules, that members of the audit committee meet the financial literacy and sophistication requirements under NASDAQ Rules and that at least one member of the audit committee qualifies as an “audit committee financial expert” under SEC rules. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our company's business environment, willingness to devote adequate time to board duties, the interplay of the nominee's experience and skills with those of other directors and the extent to which the nominee would be a desirable addition to our board of directors and any of its committees. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem are in the best interests of our company and our shareholders. The nominating and corporate governance committee does not have a policy regarding board diversity, but it takes diversity of professional experience and perspective into account in identifying and selecting director nominees.
Shareholder Recommendations
The nominating and corporate governance committee will consider qualified candidates for director suggested by shareholders by applying the criteria for board membership described above. If a shareholder submits a director recommendation, the nominating and corporate governance committee will conduct an initial evaluation of the proposed nominee and, if it determines the proposed nominee may be qualified, the nominating and corporate governance committee will follow the evaluation process described below. If the nominating and corporate governance committee determines the proposed nominee would be a valuable addition to our board of directors, based on the criteria for board membership described above and after following the evaluation process described below, it will recommend such person's nomination to our board of directors.
Separately, our bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to our board of directors at our annual meeting of shareholders. Such nominations may be made only if the shareholder has given timely written notice to our Corporate Secretary containing the information required by our bylaws, including as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of such shareholder, as they appear on our books, and of such beneficial owner and the class and number of shares of our company which are owned beneficially and of record by such shareholder and such beneficial owner. To be timely, the notice given by a shareholder must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year's annual meeting, except that if the date of the annual meeting is changed by more than 30 days from the anniversary date of the previous year's meeting, such notice must be delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such meeting.
Process for Identifying and Evaluating Nominees
Generally, before recommending to the board a slate of nominees for director, the nominating and corporate governance committee will consider each incumbent director's performance on our board of directors and willingness to continue in service. In the ordinary course, absent special circumstances or a material change in the criteria for board membership, the nominating and corporate governance committee will recommend for nomination incumbent directors with skills and experience that are relevant to our business and who are willing to continue in service. If the nominating and corporate governance committee determines to seek one or more new director candidates who would add particularly desired skills, experience or attributes to our board, if an incumbent director is not willing to stand for re-election, or if a vacancy on our board of directors occurs between annual shareholder meetings and our board of directors determines to fill such vacancy, the nominating and corporate governance committee will generally identify the desired skills and experience of a new nominee based on the criteria for board membership described above and any specific needs of our board of directors at the time. Under ordinary circumstances, the nominating and corporate governance committee will then seek suggestions from other members of our board of directors and our senior management as to individuals meeting such criteria. Potential nominees will be selected based on input from members of our board of directors, our senior management and, if the nominating and corporate governance committee deems appropriate, a third-party search firm. The nominating and corporate governance committee will evaluate each potential nominee's qualifications and check relevant references; in addition, such individuals will be interviewed by at least one member of the nominating and corporate governance committee. Under ordinary circumstances, following this process, the nominating and corporate governance committee will determine whether to recommend to our board of directors that a potential nominee be presented as a nominee for election by the shareholders or be appointed to fill a vacancy on our board of directors, as the case may be. Historically, our board of directors nominates for election at our annual shareholder meetings the individuals recommended by the nominating and corporate governance committee.
Shareholder Communications With the Board of Directors
Shareholders interested in communicating with our board of directors, a board committee, the independent directors or an individual director may do so by sending an email to our Corporate Secretary at Investor@lifevantage.com or writing to our board of directors, LifeVantage Corporation, 9815 South Monroe Street, Suite 100, Sandy, Utah 84070, Attention: Corporate Secretary. Communications should specify the addressee(s) and the general topic of the communication. Our Corporate Secretary will review and sort communications before forwarding them to the addressee(s). If no particular director is named, letters will be forwarded, depending on the subject matter, to the chairman of our board of directors or the appropriate committee, as applicable.

EXECUTIVE OFFICERS
The following table sets forth the names, ages and titles of our executive officers.

Name	Age	Position with Company
Mr. Douglas C. Robinson	51	President, Chief Executive Officer and Director
Mr. David W. Brown	50	President, LifeVantage Network
Mr. David Colbert	44	Chief Financial Officer and Treasurer(1)
Mr. Robert Urban	54	Chief Operating Officer
Mr. Kirby L. Zenger	59	Chief Network Officer
Mr. David Toda	56	Chief Marketing Officer and General Manager of Asia Pacific(2)
Mr. Robert H. Cutler	45	General Counsel and Corporate Secretary
Mr. Ryan Thompson	43	Senior Vice President of Global Sales
Mr. Eugene Tipps	39	Senior Vice President of Operations
Ms. Michelle Oborn(3)	33	Vice President of Human Resources

(1)	Mr. Colbert was appointed Chief Financial Officer in August 2012.

(2)	Mr. Toda was appointed General Manager of Asia Pacific in October 2012 and Chief Marketing Officer in August 2013.

(3)	Ms. Oborn was appointed Vice President of Human Resources in July 2012.
 Each officer serves at the discretion of our board of directors and holds office until his successor is appointed or until his earlier resignation or removal.
Set forth below is a description of the background of Messrs. Brown, Colbert, Urban, Zenger, Toda, Cutler, Thompson and Tipps and Ms. Oborn. For a description of the background of Mr. Robinson, please see “PROPOSAL 1 - ELECTION OF DIRECTORS,” above.
MR. DAVID W. BROWN. Mr. Brown currently serves as our President of LifeVantage Network, a position he has held since March 2011. He served as our President and Chief Executive Officer from January 2008 to March 2011. Prior to joining us he most recently was the Managing Director and Co-Founder of Nutrition Business Advisors, a firm founded in 2003 to provide strategic consulting services, capital raising and full-service business development focused on the global nutrition industry. From 2000 to 2003, Mr. Brown served as President and CEO of Metabolife International. From 1994 to 2000, Mr. Brown served as the President of Natural Balance, Inc., a Colorado-based dietary supplement company. Mr. Brown began his career as a corporate attorney. He was with the law firm of Ballard, Spahr, Andrews & Ingersoll in 1994 and he was with Kindel & Anderson from 1991 to 1994. Mr. Brown received his J.D. from Cornell University and a B.A. from Brigham Young University.
MR. DAVID COLBERT. Mr. Colbert was appointed as our Chief Financial Officer effective August 1, 2012. Prior to joining us, Mr. Colbert was the Vice President and Chief Financial Officer of Park City Group, Inc., a publicly held software-as-a-service company, from July 2010 to August 2012. From September 2005 until July 2010, Mr. Colbert was co-founder, Chief Financial Officer and Vice President of Operations for Sendside Networks, Inc., a privately held software-as-a-service company. Mr. Colbert spent 14 years with Kimberly-Clark Corporation, a Standard & Poor's 500 company, where he held various positions of increasing responsibility in finance, accounting and strategic planning. In his final Kimberly-Clark role, Mr. Colbert was responsible for all accounting, reporting and strategic analysis for a wholly-owned subsidiary of Kimberly-Clark. Mr. Colbert holds a bachelor's degree in Finance and Marketing from the University of Iowa and a master's degree in Business Administration from Emory University.
MR. ROBERT URBAN. Mr. Urban was appointed as our Chief Operating Officer on May 29, 2012. Between May 2008 and May 2012, Mr. Urban held various positions with WorkWell Systems, Inc., a privately held physical medicine and workers' compensation solutions company, including President, Chief Executive Officer and Chief Operating Officer. From September 2006 to May 2008, Mr. Urban was Chief Operating Officer and Vice President of Engineering for Home Technologies, Inc. Mr. Urban earned a bachelor's degree in Mechanical Engineering from Gonzaga University.
MR. KIRBY L. ZENGER. Mr. Zenger was appointed as our Executive Vice President-General Manager in February 2009, served as our Chief Operating Officer from June 2009 to June 2012 and has been our Chief Network Officer since June 2012. Before joining us in February 2009, beginning in April 2007, he was EVP / General Manager for Zrii LLC, an international network marketing company founded in 2007. He was integral in the architecture and strategic development of the Zrii business plan. At Zrii, he managed the daily operations of the company. In 2006, he served as Vice President of Global Sales for Young Living Essential Oils, a network marketing company. From 2004 to 2006, Mr. Zenger was General Manager of North America for Synergy Worldwide, a subsidiary of Nature's Sunshine, a publicly traded direct selling company. From 1998 to 2003, he served as a Client Partner and Director of Technology Sales of Franklin Covey. Mr. Zenger studied advertising and business management at the University of Utah and LDS Business College with additional accreditation in leadership development and strategic planning.
MR. DAVID TODA.  Mr. Toda joined us in October 2012 as our President of LifeVantage Japan and Managing Director of Asia Pacific.  In August 2013, Mr. Toda became our Chief Marketing Officer and retained his role as Managing Director of Asia Pacific.  Prior to joining us, Mr. Toda served as Vice President, Chief Marketing Officer of Amway Japan from April 2011 until October 2012.  Prior to October 2012, Mr. Toda held various positions with Quiksilver Japan beginning in January 2004, including President of Japan and Representative Director, and concurrently for its subsidiary as President Groupe Rossignol Japan. Mr. Toda has also held the position of Chief Marketing Officer at Adidas Japan K.K. and various marketing positions at Nike, Inc., J. Walter Thompson Japan Limited and Visa International Asia-Pacific.  While born and raised in Tokyo, Japan Mr. Toda spent time in the United States where he studied economics at the University of Washington. He is married to his wife Toshiko and continues to work out of Tokyo.
MR. ROBERT H. CUTLER. Mr. Cutler became our General Counsel and Corporate Secretary in December 2011. From February 2011 until December 2011, Mr. Cutler was the Vice President of Business Development at Somaxon Pharmaceuticals, Inc., a publicly held pharmaceutical company. From July 2001 through February 2010, Mr. Cutler held various positions with Biogen Idec, Inc., a publicly held biotechnology company, including Senior Director of Business Development and Associate General Counsel. Mr. Cutler was an attorney with the law firm of Brobeck, Phleger & Harrison from April 1999 through July 2001 and with the law firm of Holland & Hart from July 1996 through April 1999. Mr. Cutler received his juris doctorate degree from Brigham Young University and a bachelor's degree in Finance from the University of Utah.    MR. RYAN THOMPSON.  Mr. Thompson is our Senior Vice President of Global Sales. He was appointed Vice President of Sales in February 2009 and became Senior Vice President in August 2010.  Prior to joining our company, Mr. Thompson was co-founder of Zrii, LLC, an international network marketing company, where he served as Vice President of Sales from March 2007 until February 2009. In 2006, he served as Vice President of Marketing for CoreVital LLC, and from 1995 through 2006 he filled various roles at direct selling companies Nu Skin Enterprises, Inc. and Tahitian Noni International (now known as Morinda Bioactives) including National Sales Director, Director of Competitive Intelligence, and Director of Latin America Business Development. Mr. Thompson studied Psychology and holds a BS from Brigham Young University.
MR. EUGENE TIPPS. Mr. Tipps became our Senior Vice President of Operations in February 2009. From December 2007 until January 2009, Mr. Tipps was Vice President of Operations at Zrii LLC, an international network marketing company. Prior to that, Mr. Tipps was Vice President of Operations at Agel Enterprises, LLC, a direct selling company. Mr. Tipps holds a bachelor's degree in Business Administration from California State University in Fullerton and a master's degree in Business Administration from Australia Catholic University.
MS. MICHELLE OBORN. Ms. Oborn became our Vice President of Human Resources in July 2012, prior to which she served as our Director of Human Resources since February 2009. From May 2008 until February 2009, Ms. Oborn was the Human Resources Manager at Zrii LLC, an international network marketing company. Ms. Oborn earned a bachelor's degree in Political Science from the University of Utah and holds a Senior Professional in Human Resources (SPHR) Certification from the Human Resource Certification Institute.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
In this section, we describe the material components of compensation that were paid or awarded to, or earned by, our “named executive officers,” in fiscal 2013, we provide an overview of the information set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement and we address actions taken regarding executive compensation after the end of fiscal 2013 that could affect a fair understanding of a named executive officer's compensation during fiscal 2013.
Our named executive officers, or our NEOs, for fiscal 2013 and their principal positions are:

NEO	Position
Douglas C. Robinson	President and Chief Executive Officer
David S. Colbert(1)	Chief Financial Officer and Treasurer
Carrie E. McQueen(2)	Former Chief Financial Officer and Treasurer
Robert M. Urban	Chief Operating Officer
Robert H. Cutler	General Counsel and Corporate Secretary
Ryan Thompson	Senior Vice President of Global Sales
Dr. Joe M. McCord(3)	Former Chief Science Officer

(1)	Mr. Colbert became our Chief Financial Officer and Treasurer in August 2012.

(2)	Ms. McQueen served as our Chief Financial Officer and Treasurer until August 2012.

(3)
Dr. McCord resigned as our Chief Science Officer in October 2012, but continued to work for us as an employee until June 2013. In June 2013, Dr. McCord retired and we entered into a separation agreement with him.

This section is divided into three parts:

•	Part I-Compensation Principles and Processes. In this part we describe the important principles, processes and tools that help us determine compensation for our NEOs.

•
Part II-Compensation Components. In this part we discuss the three material components of NEO compensation -base salary, annual and long-term incentive opportunities - and actual compensation paid or awarded to, or earned by, our NEOs in fiscal 2013.

•	Part III-Other Matters. In this part we discuss other compensation practices that affect how we compensate our NEOs and actions taken regarding executive compensation after the end of fiscal 2013.
PART I. COMPENSATION PRINCIPLES AND PROCESSES
Our Compensation Principles and Objectives
Our executive compensation program is designed to be fair, reasonable and competitive and to attract, retain and motivate talented executives capable of achieving our business objective of creating long-term shareholder value. We actively seek to foster a pay-for-performance environment that encourages our executive officers to enhance of shareholder value. To this end, we seek to establish a compensation program linked directly to the delivery of long-term returns to our shareholders, the achievement of short- and long-term strategic business objectives, individual performance, and the demonstration of competencies that are aligned with our culture and values.
To ensure that our compensation programs support our business objectives, we observe several core compensation principles and objectives. We believe our executive compensation program should:

•	reward company and individual performance;

•	maintain an appropriate balance between base salary and annual and long-term incentive opportunities;

•	be externally competitive and internally equitable;

•	manage the distribution of gains between our NEOs and our shareholders; and

•	give us the flexibility to attract, retain and motivate talented executives.

Compensation Committee
Our compensation principles and objectives are sustained, in part, by our board of directors and the independent oversight of NEO compensation by its compensation committee. The compensation committee is responsible for overseeing our compensation policies, plans and programs, and reviewing and recommending to our board of directors the base salary, annual and long-term incentives, perquisites, severance arrangements and other related benefits paid to our directors and executive officers, including our NEOs.
The compensation committee has the authority and responsibility to review and approve on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer, or CEO. The compensation committee evaluates at least annually the performance of our CEO in light of these established goals and objectives. The compensation committee, based upon its evaluations, makes a recommendation regarding our CEO's annual compensation to the independent members of our board of directors for its approval. Our CEO is not present during any meeting of the compensation committee or any portion of a meeting of our board of directors during which it votes upon or deliberates regarding the compensation of our CEO.
The compensation committee also has the authority and responsibility to review and recommend to our board of directors on an annual basis the evaluation process and compensation structure for our executive officers, including our NEOs, other than our CEO. The compensation committee evaluates the performance of these executive officers and reviews and recommends to our board of directors the compensation, including base salary and annual and long-term incentive compensation, for such executive officers. The compensation committee's recommendation in this regard is based, in part, on amounts proposed by our CEO.
Our compensation committee is composed entirely of “independent outside directors,” as defined under Section 162(m) of the Internal Revenue Code, and each member is independent under NASDAQ Rules. A complete description of the authority and responsibility of our compensation committee is set forth in its charter, which is available on our website at http://investor.lifevantage.com/governance.cfm and in print upon request. Our website does not constitute part of this proxy statement.
To assist it with fulfilling its responsibility for making NEO compensation decisions consistent with the principles and objectives discussed above, the compensation committee utilizes a variety of tools, as described below.
Compensation Consultant
For fiscal year 2013, the compensation committee engaged Barney & Barney as an independent compensation consultant. Specifically, Barney & Barney was engaged to review and refine our peer group of companies and assess, relative to our peer group, equity ownership guidelines, total compensation of our executives, compensation of our board of directors and to develop long-term incentive grant guidelines and strategies for all employees. The compensation committee had previously engaged Barney & Barney in fiscal years 2011 and 2012 to provide similar services.
Barney & Barney did not evaluate our compensation practices with respect to Dr. McCord, our former Chief Science Officer. We consider our compensation of Dr. McCord to be unique, both within our company and within our peer group. A significant portion of Dr. McCord's compensation under his employment agreement dated April 1, 2011, was paid to him in the form of a payment based on net bottle sales of Protandim®. Effective June 18, 2013, Dr. McCord retired from LifeVantage and we entered into a separation agreement with Dr. McCord that superseded his employment agreement and ceased the payment to Dr. McCord based on net bottle sales of Protandim®.
The compensation committee has the exclusive right to select, retain and terminate Barney & Barney as well as to approve any fees, terms or other conditions of its compensation advisory services. Barney & Barney and its lead compensation consultant report directly to the compensation committee, but when directed to do so by the compensation committee, work cooperatively with our executive officers to develop analyses and proposals for presentations to the compensation committee. The compensation committee will review Barney & Barney's performance on at least an annual basis and will determine whether to continue its relationship.
After considering, among other things, (i) the provision of other services to us by Barney & Barney; (ii) the amount of fees received by Barney & Barney from us, as a percentage of Barney & Barney total revenue; (iii) Barney & Barney's policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Barney & Barney with a member of the Compensation Committee; (v) any of our stock owned by Barney & Barney; and (vi) any business or personal relationship of Barney & Barney with our executive officers, the compensation committee has concluded that Barney & Barney is independent and its work in advising the compensation committee does not raise any conflict of interest.
CEO Recommendations

As discussed above, the compensation committee relies upon our CEO for compensation recommendations for the NEOs other than himself. Our CEO and the compensation committee discuss our CEO's assessment of the NEOs and any other factors the CEO believes may be relevant for the compensation committee's consideration.
FY2013 Peer Group
In April 2012, the compensation committee selected a peer group of publicly-held companies to provide a framework for evaluating our NEO compensation practices during fiscal 2013. Our peer group was compiled with the assistance of Barney & Barney and consisted of the following companies (our “FY2013 Peer Group”):

Nutrisystem	Acorda Therapeutics	Auxilium Pharmaceuticals
Exelixis	ISTA Pharmaceuticals	AVEO Pharmaceuticals
Hi-Tech Pharmacal	The Medicines Company	Mannatech
Nutraceuticals Internationals	Schiff Nutrition International	Vitacost.com
Depomed	Obagi Medical Products	Spectrum Pharmaceuticals
At the time the compensation committee determined our FY2013 Peer Group in April 2012, each peer group company had a market capitalization of $1 billion or less, total revenue of between $150 million and $500 million, and between 125 and 650 employees. Because of the limited number of public companies in our industry that meet our other criteria, the compensation committee selected companies in industries similar to our industry, including neutraceuticals, network marketing and life sciences. The compensation committee used data from our FY2013 Peer Group companies to help ensure that the compensation of NEOs was competitive and that its decisions were appropriate. The compensation committee generally believes that the compensation of our NEOs should be set within a range of plus or minus 20% of the 50th percentile of the compensation of persons in reasonably similar positions at companies in our FY2013 Peer Group.
Prior-Year Say-on-Pay Lookback
Because we were a smaller reporting company until June 30, 2012, we were not required to and we did not submit to our shareholders a non-binding advisory vote on NEO compensation until our fiscal 2013 annual meeting of shareholders in November 2012. At that meeting, more than 70% of shareholder votes were cast in favor of approving NEO compensation for fiscal 2012. Because our fiscal 2013 annual meeting of shareholders was held in November 2012, it did not have a significant impact on our NEO compensation for fiscal 2013. Even though the shareholder vote is purely advisory and non-binding, when designing our executive compensation program for fiscal 2014, the compensation committee considered, among other things, the fiscal 2013 voting results and the significant shareholder support of our compensation arrangements for the NEOs and determined not to make any significant changes to the design of our executive compensation program for fiscal 2014.
At our fiscal 2013 annual meeting of shareholders, our shareholders also voted in favor holding an advisory vote on the compensation of our executive officers once every three years. As such, we do not intend to hold another advisory shareholder vote on our NEO compensation until our fiscal 2016 annual meeting of shareholders.
Compensation Risk Analysis
The compensation committee annually reviews our executive compensation program, including our compensation-related risk profile, to ensure that our compensation-related risks are not likely to have a material adverse effect on our company. The compensation committee does not believe our executive compensation program encourage excessive or inappropriate risk taking. The base salary portion of compensation is designed to provide a steady income regardless of our stock price performance, so that our NEOs do not feel pressured to focus exclusively on stock price performance to the detriment of other important aspects of our business. Our long-term incentive awards have been structured to provide longer term incentives. As a result, the compensation committee believes our executive compensation program strikes a balance between providing secure compensation and appropriate long-term incentives, such that our NEOs are not encouraged to take unnecessary or excessive risks.
PART II. COMPENSATION COMPONENTS
The three components of our executive compensation program are base salary and annual and long-term incentives. While no specific formula is used to determine the allocation of an NEO's total annual compensation among these three components, we strive to achieve market competitive pay in each compensation component. In addition, the compensation committee has not established any formal policies or guidelines for allocating compensation between cash and non-cash compensation.

Base Salary
Base salary is the primary fixed component of our executive compensation program. We believe that base salaries should provide a fixed level of competitive compensation to help us attract and retain strong executive talent and compensate executives for services rendered during the fiscal year.
For newly hired executives, the compensation committee determines base salary on a case-by-case basis by evaluating a number of factors, including the executive's qualifications and experience, the competitive recruiting environment for his or her services, the executive's anticipated role and responsibilities with our Company, the executive's past compensation history, and comparisons to market data regarding compensation levels for comparable executives of other companies in our peer group.
How Our CEO's Base Salary is Determined
Under the compensation committee's charter, each year the compensation committee reviews and recommends to the board of directors the corporate goals and objectives with respect to our CEO's compensation, including base salary. The compensation committee evaluates the CEO's performance in light of the established corporate goals and objectives and whether our CEO's compensation falls within a range of plus or minus 20% of the 50th percentile of other CEOs' compensation in our peer group. Based on such evaluation, the compensation committee recommends our CEO's compensation, including base salary, to the independent members of the board of directors for their approval. The independent members of the board of directors collectively have the discretion to set our CEO's base salary. Our CEO is not present during the portion of any meeting of our board of directors during which it votes on or deliberates regarding the compensation of our CEO.
In June 2013, the independent members of our board of directors, based on the recommendation of the compensation committee, approved an increase in the annual base salary payable to our CEO from $477,100 to $565,000 effective July 1, 2013. The last increase to the CEO's base salary had occurred in March 2012. See “PART III. OTHER MATTERS-Fiscal 2014 Compensation Decisions.”
How Our Other NEOs' Base Salaries are Determined
At least annually, the compensation committee evaluates the compensation of our executive officers and compares it against data derived from an analysis of similar executive officers in our peer group. The compensation committee also reviews each executive officer's performance with our CEO. Following its evaluation and review, the compensation committee recommends to our board of directors the base salary of each executive officers (other than our CEO). In making such recommendations, the compensation committee considers proposals and recommendations of our CEO. The base salaries of our NEOs (other than our CEO) are established by our board of directors after taking into account the recommendation of the compensation committee. See “PART I. COMPENSATION PRINCIPLES AND PROCESSES-Compensation Committee.”
Similar to the base salary of our CEO, we believe that the base salary of our other NEOs should be competitive with the base salary ranges for persons in similar positions at the companies within our peer group and should generally be set within a range of plus or minus 20% of the 50th percentile of the base salaries of such persons.
In January 2013, our board of directors, based on the recommendation of our compensation committee and our CEO, approved an increase in the annual base salary for each of Mr. Cutler and Mr. Thompson. As a result, Mr. Cutler's annual base salary increased from $292,600 to $335,100 and Mr. Thompson's annual base salary increased from $197,900 to $225,800. These increases were effective as of March 1, 2013.
In June 2013, our board of directors approved increases to the annual base salaries payable to Messrs. Colbert, Urban, Cutler and Thompson. These increases to annual base salary were effective as of July 1, 2013 and did not affect our NEOs compensation in fiscal 2013. See “PART III. OTHER MATTERS-Fiscal 2014 Compensation Decisions.”
Annual Incentive Plan
The second material component of our NEOs' compensation is the opportunity to earn cash incentives under our annual incentive plan. Generally, we believe annual incentives should:

•	Reward the NEOs for business and individual performance;

•	Encourage effective short-term performance while balancing long-term focus;

•	Provide a significant portion of total compensation opportunity that is at risk; and

•	Be externally competitive and internally equitable.
Effective July 1, 2012, we adopted an annual incentive plan for fiscal 2013 to provide cash incentives to our eligible employees, including our NEOs, based on achievement of specified performance goals. Awards under the annual incentive plan are comprised of two parts: a corporate component and an individual component. The corporate component is based on corporate financial performance, including revenue and our earnings before interest, taxes, depreciation and amortization, or

EBITDA. The individual component is based on individual performance relative to individual goals set by the individual NEO and our CEO. The relative weight assigned to the corporate and individual components is 70% and 30%, respectively. The actual amount of the annual incentive plan payment with respect to the two components could vary depending upon the percentage of the respective goals that are achieved. In fiscal 2013, our NEOs were not eligible to receive a corporate component unless we met targets for revenue and EBITDA of $290 million and $41.6 million, respectively, and our NEOs were not eligible to receive an individual component unless we met our threshold targets for revenue and EBITDA of $262.5 million and $39.1 million, respectively. We did not meet either threshold and, as a result, none of our NEOs earned a cash incentive for fiscal 2013. Participants who were not employed for the entire fiscal year but were employed during the first six months were eligible for pro-rated awards. The cash incentive potential of Messrs. Robinson, Colbert, Urban, Cutler and Thompson for fiscal year 2013 is described in the below table:

Revenue Target	EBITDA Target	Cash Incentive Potential of Messrs. Robinson, Colbert, Urban and Cutler as a % of Annual Base Salary	Cash Incentive Potential of Mr. Thompson as a % of Annual Base Salary
$262.5 million	$39.1 million	6%	4.2%
$290 million	$41.6 million	20%	14%
$350 million	$52.1 million	50%	35%
$410 million	$65.4 million	75%	52.5%
$425 million	$72 million	87.5%	61.25%
For fiscal year 2013, the compensation committee included a reduction factor to the corporate component if business expenses are not managed in accordance with our fiscal year 2013 annual operating plan. The inclusion of this reduction factor was intended to motivate eligible employees, including our NEOs, to manage expenses.
The annual incentive plan provides that the compensation committee may determine different performance measures for determining annual incentive plan payment amounts each fiscal year. The annual incentive plan is significantly similar in all material aspects for fiscal year 2014 as it was for fiscal year 2013 except that the annual incentive plan for fiscal 2014 does not include a reduction factor if business expenses are less than plan levels, the target incentive amount payable to our CEO was increased from 50% of his base salary to 72% of his base salary and the maximum incentive amount payable to our CEO was increased from 87.5% of his base salary to 126% of his base salary. However, as described below in PART I. COMPENSATION PRINCIPLES AND PROCESSES-Compensation Committee,” Mr. Thompson will participate in the sales incentive plan in fiscal 2014 and, as a result, will not be eligible to participate in the annual incentive plan for fiscal 2014.
Long-Term Incentive Plan
The third material component of our NEOs' compensation is awards granted under our long-term incentive plan, or LTIP. Historically, we have not granted LTIP awards as compensation for past performance, but instead we believe that LTIP awards should:

•	give NEOs a meaningful equity stake in our business;

•	encourage performance that increases long-term shareholder return;

•	align NEO's incentives directly with shareholder value; and

•	serve as a retention tool.
     To date, the LTIP awards granted to our NEOs have been either stock options or restricted stock awards, in each case subject to time-based vesting. However, our 2010 LTIP allows for the grant of other types of equity awards as well, and in the future we may grant other types of equity awards to our NEOs.
The compensation committee approves all LTIP awards to our employees, except for LTIP awards to our executive officers, including our NEOs. LTIP awards to our executive officers, including our NEOs, are made by our board of directors after considering recommendations made by the compensation committee.
Our NEOs received LTIP awards as detailed in the “Grants of Plan-Based Awards” table. In the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table, we report the actual grant date value and terms of the awards granted in fiscal 2013 to each NEO.
The compensation committee determines the number of shares of stock subject to LTIP awards granted to a newly-hired executive officer, other than a newly-hired CEO, based on such factors as his or her level of responsibility, experience and capabilities and the current market practices. See “-Base Salary.”

Other Components
Perquisites and other personal benefits are not currently factored into our executive compensation program. We prefer to compensate executive officers using a mix of current, short- and long-term compensation with an emphasis on performance and do not believe that providing an executive perquisite program is consistent with our current overall compensation philosophy.
As a general matter, subject only to limited exceptions, we do not provide perquisites or benefits to our NEOs on a basis that is different from other eligible employees, and such perquisites or benefits represent only a minor portion of the total compensation of the NEOs. We maintain health, dental, long term and short term disability, and vision insurance plans for the benefit of all eligible employees, including our NEOs. We pay for basic coverage under each of these benefit plans and any premium in excess of the basic coverage is paid by the employee. We also provide retirement benefits to eligible employees, including our NEOs, in the form of 401(k) retirement savings plan. These benefit programs are offered on the same basis to all employees including our NEOs.
PART III. OTHER MATTERS
Employment Agreements
We currently have employment agreements with several of our executive officers, including our NEOs Messrs. Robinson, Colbert, Urban and Cutler. Mr. Thompson is entitled to certain benefits under a key executive benefits package contract. Until their respective employment terminated, we had employment agreements with each of Ms. McQueen and Dr. McCord. We entered into separation agreements with each of Ms. McQueen and Dr. McCord during fiscal year 2013. These separation agreements superseded the previous employment agreements we had in place with each of Ms. McQueen and Dr. McCord. Below is a summary of the material terms of these employment agreements and, where applicable, separation agreements in place on June 30, 2013.
Douglas C. Robinson
In March 2011, we entered into an employment agreement with Mr. Robinson pursuant to which he was hired as our President and CEO. We amended Mr. Robinson's employment agreement on March 23, 2012 to increase his base salary to $477,100 and to eliminate the maximum amount of any cash incentive payable to Mr. Robinson. Mr. Robinson's employment agreement will terminate no later than June 30, 2014. Prior to his commencement of employment, Mr. Robinson had been serving on our board of directors and he has continued to serve on our board of directors since such time.
Base Salary. Mr. Robinson's employment agreement initially set his annual base salary at $325,000 per year for his service as President and CEO. His base salary was subject to increase to $350,000 per year if, for each calendar month in a consecutive three month period, our EBITDA exceeded 10% of our total revenues for each such month. Based on a determination by our board of directors that this performance objective had been achieved, Mr. Robinson's annual base salary was increased to $350,000 in August 2011. On March 23, 2012, Mr. Robinson's employment agreement was amended to, among other things, increase his annual base salary to $477,100. As discussed above under “PART III. OTHER MATTERS-Fiscal 2014 Compensation Decisions,” in June 2013, Mr. Robinson's annual base salary was increased from $477,100 to $565,000 effective July 1, 2013.
Stock Options. As set forth in his employment agreement, we granted Mr. Robinson stock options to purchase up to 1,610,000 shares of our common stock pursuant to our 2010 LTIP. These options vest only to the extent that Mr. Robinson continuously provides service to our company through the applicable vesting dates and have the exercise prices per share specified below:

Shares Subject to Option	Exercise Price Per Share	Vesting Date
110,000	$0.75	March 15, 2011
500,000	$0.75	June 30, 2012
500,000	$1.20	June 30, 2013
500,000	$1.75	June 30, 2014
 Annual Incentives. Mr. Robinson is eligible for an annual cash performance incentive based on the achievement of performance objectives that were determined by our board of directors with input from Mr. Robinson. See “-Annual Incentive Plan.”
Mr. Robinson's employment agreement also provided for the payment of the following transition bonus amounts if he was continuously employed by our company through the applicable payment date: $101,250 on March 15, 2011; $67,500 on July 31, 2011; $33,750 on September 30, 2011; $33,750 on March 30, 2012; and $33,750 on October 1, 2012. We paid Mr. Robinson each of the transition bonus amounts.

Severance. If we terminate Mr. Robinson's employment without “cause” or if he resigns for “good reason,” Mr. Robinson will be eligible to receive severance equal to his then annual base salary. The severance would be paid in monthly installments over the 12 month period following the termination date. As a condition to receiving the severance, Mr. Robinson must provide a release of all claims against our company and remain in compliance with all covenants specified in a separation agreement he is to deliver to us following his termination of employment. His employment agreement also provides for a reduction in severance payments to the extent necessary to avoid the imposition of golden parachute excise taxes.
For purposes of Mr. Robinson's employment agreement:

•	“cause” is generally defined as the occurrence of one or more of the following events:

◦	his conviction of, or a plea of guilty or nolo contendere to, a felony or other crime (except for misdemeanors which are not materially injurious to our business or reputation);

◦
his willful refusal to perform in any material respect the duties and responsibilities for our company or his failure to comply in any material respect with the terms of his employment agreement or of the proprietary information and inventions agreement he signed and delivered to us, or our policies and procedures, if such refusal or failure causes or is reasonably expected to cause injury to our company;

◦
his willful refusal to perform in any material respect the duties and responsibilities for our company or his failure to comply in any material respect with the terms of his employment agreement or of the proprietary information and inventions agreement he signed and delivered to us, or our policies and procedures, if such refusal or failure causes or is reasonably expected to cause injury to our company;

◦	fraud or other illegal conduct in the performance of his duties;

◦	his material breach of a material term of his employment agreement; or

◦	any conduct by him which is materially injurious to our company or materially injurious to our business reputation; and

•	“good reason” is generally defined as the occurrence of one or more of the following events without Mr. Robinson's consent:

◦	a material diminution in his responsibilities, duties or authority;

◦	a material diminution in his base salary; or

◦	our material breach of a material term of his employment agreement.
David S. Colbert
We entered into an employment agreement with Mr. Colbert effective August 1, 2012, pursuant to which Mr. Colbert was appointed our Chief Financial Officer.
Base Salary. Mr. Colbert's employment agreement initially set his annual base salary at $310,000. As discussed below under “PART III. OTHER MATTERS-Fiscal 2014 Compensation Decisions,” in June 2013, Mr. Colbert's annual base salary was increased to $325,000 effective July 1, 2013.
Equity Awards. On the effective date of Mr. Colbert's employment agreement, Mr. Colbert received an award consisting of 82,000 shares of restricted stock. The award of restricted stock is subject to a time-based vesting schedule, with one-fourth of the shares of restricted stock to incrementally vest on each of the first four anniversaries of the date on which Mr. Colbert's employment commenced, beginning with August 1, 2013. Vesting of the restricted stock award is subject to Mr. Colbert being employed with us on the applicable vesting date. The restricted stock grant is subject to the terms of our 2010 Long-Term Incentive Plan.
Annual Incentives. Commencing during fiscal 2013, Mr. Colbert was eligible for an annual cash performance incentive based on the achievement of performance objectives that were determined by our Chief Executive Officer. See “Annual Incentive Plan.”
Severance. Mr. Colbert's employment with us is at-will and either he or we can terminate his employment at any time and for any reason or for no reason. If Mr. Colbert voluntarily terminates his employment, if we terminate Mr. Colbert's employment for “cause” or if his employment terminates due to his disability, death or presumed death, then he or his estate will be entitled to receive payment or benefits from us covering the following: (i) all unpaid salary and unpaid vacation accrued through the date of termination of employment, (ii) any payments/benefits to which he is entitled under the express terms of any applicable company employee benefit plan, (iii) any unreimbursed business expenses, and (iv) his then outstanding equity compensation awards as governed by their applicable terms. We refer to the payments and benefits described in the immediately preceding clauses “(i)” through “(iv)” collectively as the “Accrued Pay.”

If we terminate Mr. Colbert's employment without “cause,” he will be asked to execute and deliver to us a separation agreement that will provide, among other things, a release of all claims against our company and a covenant not to sue our company. So long as Mr. Colbert timely executes and does not revoke the separation agreement, and he remains in full compliance with its terms, then in addition to the Accrued Pay, he will be entitled to payments equal in the aggregate to his then annualized base salary. The salary continuation payments referred to in the preceding sentence will be paid in substantially equal monthly installments over the 12 month period following the date of termination of employment, except that the first payment (in an amount equal to two months of base salary) will be made on the 60th day following the date of termination of employment.
Change in Control. If, within 12 months after the occurrence of an event constituting a “change in control,” Mr. Colbert's employment terminates for any reason other than for cause, disability, death, presumed death or voluntary termination without “good reason,” or if Mr. Colbert resigns for “good reason,” then we will pay Mr. Colbert the payments and benefits described in the paragraph above as if his employment was terminated without cause, and unless otherwise provided in the applicable option agreement or award agreement, all stock options and other stock-based awards granted to Mr. Colbert will immediately accelerate and become exercisable or non-forfeitable as of the date of the change in control, and he will be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the stock option or incentive plan or any agreement or other instrument under which such options or awards were granted.
For purposes of Mr. Colbert's employment agreement:

•	“cause” and “good reason” are generally defined in the same manner as described above for Mr. Robinson's employment agreement;

•
“disability” is generally defined to occur when Mr. Colbert is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for at least 12 continuous months;

•	a “change in control” is generally deemed to have occurred if:

◦	any person or group is or becomes the beneficial owner or directly or indirectly owner of our securities representing 60% or more of the combined voting power of our then outstanding securities;

◦
our shareholders approve a merger or consolidation of our Company with or into any other entity, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent at least 60% of the combined voting power of the voting securities of our Company or the surviving entity outstanding immediately after such merger or consolidation; or

◦	our shareholders approve a plan of complete liquidation of our Company or an agreement for the sale or disposition of all or substantially all of our assets.
Robert M. Urban
On May 23, 2012, we entered into an employment agreement with Mr. Urban pursuant to which he was appointed our Chief Operating Officer effective May 29, 2012.
Base Salary. Pursuant to Mr. Urban's employment agreement, we agreed to pay Mr. Urban an annual base salary of $345,000. As discussed below under “PART III. OTHER MATTERS-Fiscal 2014 Compensation Decisions,” in June 2013, our board of directors increased Mr. Urban's annual base salary to $370,000 effective July 1, 2013.
Stock Options and Equity Awards. Mr. Urban's employment agreement also provided for the grant of an option to purchase 150,000 shares of our common stock and a restricted stock award of 14,500 shares of our common stock. Both the options and restricted stock award were granted on May 29, 2012, the date he commenced employment. The option vested as to 25% of the shares one year from the grant date, May 29, 2013, and as to the remaining 75% in 36 substantially equal monthly installments over the following three years. The restricted stock award vests as to 3,625 shares upon each of the first four year anniversaries of the grant date, the first of which was May 29, 2013. Vesting of both the option and the restricted stock award are subject to Mr. Urban being employed with us on the applicable vesting date. Both the option and the restricted stock grant will be subject to the terms of our 2010 Long-Term Incentive Plan.
Annual Incentives. Commencing during fiscal 2013, Mr. Urban was eligible for an annual cash performance incentive based on the achievement of performance objectives that were determined by our Chief Executive Officer. See “Annual Incentive Plan.”
Severance. Mr. Urban's employment with us is at-will and either he or we can terminate his employment at any time and for any reason or for no reason. If Mr. Urban voluntarily terminates his employment, if we terminate Mr. Urban's employment for “cause” or if his employment terminates due to his disability, death or presumed death, then he or his estate will be entitled to receive payment or benefits from us covering the following: (i) all unpaid salary and unpaid vacation accrued through the date of termination of employment, (ii) any payments/benefits to which he is entitled under the express terms of any applicable company employee benefit plan, (iii) any unreimbursed business expenses, and (iv) his then outstanding equity compensation awards as governed by their applicable terms. We refer to the payments and benefits described in the immediately preceding clauses “(i)” through “(iv)” collectively as the “Accrued Pay.”
If we terminate Mr. Urban's employment without “cause,” he will be asked to execute and deliver to us a separation agreement that will provide, among other things, a release of all claims against our company and a covenant not to sue our company. So long as Mr. Urban executes and does not revoke the separation agreement, and he remains in full compliance with its terms, then in addition to the Accrued Pay, he will be entitled to payments equal in the aggregate to his then annualized base salary. The salary continuation payments referred to in the preceding sentence will be paid in substantially equal monthly installments over the 12 month period following the date of termination of employment, except that the first payment (in an amount equal to two months of base salary) will be made on the 60th day following the date of termination of employment.
Change in Control. If, within 12 months after the occurrence of an event constituting a change in control, Mr. Urban's employment terminates for any reason other than for cause, disability, death, presumed death or voluntary termination without “good reason,” or if Mr. Urban resigns for good reason, then we will pay Mr. Urban the payments and benefits described in the paragraph above as if his employment was terminated without cause, and unless otherwise provided in the applicable option agreement or award agreement, all stock options and other stock-based awards granted to Mr. Urban will immediately accelerate and become exercisable or non-forfeitable as of the date of the change in control, and he will be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the stock option or incentive plan or any agreement or other instrument under which such options or awards were granted.
For purposes of Mr. Urban's employment agreement, “cause,” “good reason,” “disability” and “change of control” are generally defined in the same manner as described above for Mr. Colbert's employment agreement.
Robert H. Cutler
Mr. Cutler joined us as General Counsel on December 31, 2011 and on March 21, 2012, we entered into an employment agreement with Mr. Cutler. Mr. Cutler's employment agreement provides for the following:
Base Salary. Mr. Cutler's employment agreement initially set his annual base salary at $250,000. Our board of directors increased Mr. Cutler's base salary to $292,600 effective July 1, 2012 and to $335,100 effective March 1, 2013. As discussed below under “PART III. OTHER MATTERS-Fiscal 2014 Compensation Decisions,” our board of directors increased Mr. Cutler's annual base salary to $352,000 effective July 1, 2013.
Stock Options. Mr. Cutler's employment agreement provided for the grant of an option to purchase 150,000 shares of our common stock on March 21, 2012, the effective date of his employment agreement. The options vested as to 25% of the shares on January 24, 2013, and as to the remaining 75% in 36 substantially equal monthly installments over the following three years. Vesting of the options is subject to Mr. Cutler being employed with us on the applicable vesting date. The options are subject to the terms of our 2010 Long-Term Incentive Plan.
Annual Incentives. Commencing during fiscal year 2012, Mr. Cutler was eligible for an annual cash performance incentive based on the achievement of performance objectives that were determined by our Chief Executive Officer. See “Annual Incentive Plan.”
Severance. Mr. Cutler's employment with us is at-will and either he or we can terminate his employment at any time and for any reason or for no reason. If Mr. Cutler voluntarily terminates his employment, if we terminate Mr. Cutler's employment for “cause” or if Mr. Cutler's employment terminates due to his disability, death or presumed death, then he or his estate will be entitled to receive payment or benefits from us covering the following: (i) all unpaid salary and unpaid vacation accrued through the date of termination of employment, (ii) any payments/benefits to which he is entitled under the express terms of any applicable company employee benefit plan, (iii) any unreimbursed business expenses, and (iv) his then outstanding equity compensation awards as governed by their applicable terms. We refer to the payments and benefits described in the immediately preceding clauses “(i)” through “(iv)” collectively as the “Accrued Pay.”
If we terminate Mr. Cutler's employment without “cause,” he will be asked to execute and deliver to us a separation agreement that will provide, among other things, a release of all claims against our company and a covenant not to sue our company. So long as Mr. Cutler executes and does not revoke the separation agreement, and he remains in full compliance with its terms, then in addition to the Accrued Pay, he will be entitled to payments equal in the aggregate to his then annualized base salary. The salary continuation payments referred to in the preceding sentence will be paid in substantially equal monthly installments over the 12 month period following the date of termination of employment, except that the first payment (in an amount equal to two months of base salary) will be made on the 60th day following the date of termination of employment.
Change in Control. If, within 12 months after the occurrence of an event constituting a “change in control,” Mr. Cutler's employment terminates for any reason other than for cause, disability, death, presumed death or voluntary termination, or if Mr.

Cutler resigns for good reason, then we will pay Mr. Cutler the payments and benefits described in the paragraph above as if his employment was terminated without cause, and unless otherwise provided in the applicable option agreement or award agreement, all stock options and other stock-based awards granted to Mr. Cutler will immediately accelerate and become exercisable or non-forfeitable as of the date of the change in control, and he will be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the stock option or incentive plan or any agreement or other instrument under which such options or awards were granted.
For purposes of Mr. Cutler's employment agreement, “cause,” “good reason,” “disability” and “change of control” are generally defined in the same manner as described above for Mr. Colbert's employment agreement.
Ryan Thompson
During fiscal 2013 we entered into a written agreement with Mr. Thompson to provide him a key executive benefit package. To be eligible to receive the key executive benefit package, Mr. Thompson agreed to certain restrictive covenants during and after his employment with us. For example, Mr. Thompson agreed not to compete against us or solicit our customers, employees, independent distributors or other consultants after the termination of his employment.
Mr. Thompson's key executive benefit package includes the following benefits:

•	Mr. Thompson is eligible to participate in our annual incentive plan and, for fiscal year 2013, had the potential of receiving an incentive of up to 61.25% of his annual base salary.

•
For so long as Mr. Thompson remains employed with us as a key executive, he will be eligible to receive equity grants under our 2010 Long-Term Incentive Plan, or such other long term compensation plan as may then be in effect. Such equity grants, if any, will be made in the sole discretion of our board of directors and will be subject to the terms and conditions of the long term compensation plan under which the grants are made, the award agreement that must be exercised by Mr. Thompson as a condition to any grant, our insider trading policy, and any other terms and conditions that may be specified by our board of directors from time to time.

•
During Mr. Thompson's employment, he will be entitled to participate in all employee benefit plans and programs made available to other key executives. We will also pay all or a portion of the costs associated with the following employee benefit plans we sponsor: life insurance, long term disability, short term disability, health insurance, dental insurance and vision insurance.

 Mr. Thompson's employment will continue on an “at-will” basis, meaning he or we can terminate his employment at any time and for any reason or for no reason. Upon termination of Mr. Thompson's employment for any reason, we will provide to Mr. Thompson the following: (i) all unpaid salary and unpaid vacation accrued through the date of termination of employment, (ii) any payments/benefits to which he is entitled under the express terms of any applicable employee benefit plan, (iii) any unreimbursed business expenses, and (iv) his then outstanding equity compensation awards as governed by their applicable terms. The payments and benefits described in the immediately preceding clauses “(i)” through “(iv)” are referred to collectively as the “Accrued Pay.” If Mr. Thompson voluntarily terminates his employment, if we terminate Mr. Thompson's employment for cause or if his employment terminates due to his disability, death or presumed death, then he or his estate will be entitled to receive only the Accrued Pay. If we terminate Mr. Thompson's employment without cause, Mr. Thompson will be asked to execute and deliver to us a separation agreement that will provide, among other things, a release of all claims against us and a covenant not to sue us. So long as Mr. Thompson executes and does not revoke the separation agreement, and he remains in full compliance with its terms, then in addition to the Accrued Pay, he will be entitled to payments equal in the aggregate to his then annualized base salary, which currently is $265,600. The salary continuation payments referred to in the immediately preceding sentence will be paid in substantially equal monthly installments over the 12 month period following the date of termination of employment, except that the first payment (in an amount equal to two months of base salary) will be made on the 60th day following the date of termination of employment. Our written agreement to provide a key executive benefit package to Mr. Thompson also provides that we may, in our discretion, reduce the amount of any severance or other payment or benefit payable to Mr. Thompson under the agreement by any amounts Mr. Thompson owes to our company. For purposes of Mr. Thompson's key executive benefit package, “cause” and “disability” are generally defined in the same manner as described above for Mr. Colbert's employment agreement.
Dr. Joe M. McCord
Effective July 1, 2011, we entered into an employment agreement with Dr. McCord pursuant to which he was appointed as our Chief Science Officer. Dr. McCord resigned as our Chief Science Officer on October 12, 2012, but continued to work for us as an employee until June 18, 2013, during which time his employment agreement remained in force. On June 18, 2013, Dr. McCord retired and we entered into a separation agreement, which superseded Dr. McCord's employment agreement in its entirety.
Dr. McCord's employment agreement provided for the following benefits:

Base Salary. Dr. McCord was paid an annual base salary of $120,000.
Monthly Compensation. Dr. McCord received monthly compensation in an amount equal to $0.50 multiplied by the total net bottles sales of Protandim® (or substantially equivalent new products) during the preceding month.
Indemnification. Dr. McCord was entitled to indemnification for any claims or damages that he may incur in connection with his services to our company and to be maintained as a named insured on our general commercial liability insurance policy or any other product liability coverage.
Dr. McCord's separation agreement superseded his employment agreement. The separation agreement provides that we will pay Dr. McCord severance compensation in the gross amount of $1.7 million in twelve equal monthly installments. We paid the first such installment to Dr. McCord on June 27, 2013. The separation agreement also provides that Dr. McCord be available to consult with us on matters relating to his past actions as an employee and consultant for a period of nine months after the effective date of his separation agreement. The separation agreement also included other customary provisions; including provisions relating to non-disparagement, return of company property, confidentiality, and a release of liability in our favor.
Carrie E. McQueen
In May 2012, we entered into an employment agreement with Ms. McQueen. Until such time, we did not have a written employment agreement with her. Ms. McQueen had been serving as our Chief Financial Officer since June 2009 and Treasurer since July 2009 and continued to hold these positions until August 15, 2012, at which time her employment terminated without cause. We entered into a separation agreement with Ms. McQueen in connection with the termination of her employment. Ms. McQueen's separation agreement provided that she provide us consulting services on an as needed basis for up to three months following her termination date to promote a smooth transition of her duties to our new Chief Financial Officer.
Base Salary. Ms. McQueen's employment agreement set her annual base salary at $288,500. Her separation agreement required us to pay Ms. McQueen $24,042 per month for her consulting services.
Incentives. Our employment agreement with Ms. McQueen provided that she was eligible to participate in our employee incentive program.
Severance. Ms. McQueen's employment agreement provided that she or her estate would be entitled to receive the following benefits if she voluntarily terminated her employment, if we terminated her employment for “cause,” or if her employment terminated due to her disability, death or presumed death: (i) all unpaid salary and unpaid vacation ac-rued through the date of termination of employment, (ii) any payments/benefits to which she is entitled under the express terms of any applicable company employee benefit plan, (iii) any unreimbursed business expenses, and (iv) her then outstanding equity compensation awards as governed by their applicable terms. We refer to the payments and benefits described in the immediately preceding clauses “(i)” through “(iv)” collectively as the “Accrued Pay.”
Her employment agreement also provided that if we terminated Ms. McQueen's employment without cause, she would be asked to execute and deliver to us a separation agreement that would provide, among other things, a release of all claims against our company, a covenant not to sue our company and a consulting agreement effective for up to three months after the termination of her employment to assist in promoting a smooth transition of her duties to a new chief financial officer. So long as Ms. McQueen executed and did not revoke the separation agreement, and she remained in full compliance with its terms, then in addition to the Accrued Pay, she would receive (i) payments equal in the aggregate to her then annualized base salary, or $288,500, and (ii) an amount equal to the product of (a) 37,500 multiplied by (b) the difference between the closing price of a share of our common stock on the date of termination of her employment and $1.57.

Under her employment agreement, if, within 12 months after a “change in control,” Ms. McQueen's employment would have terminated for any reason other than for cause, disability, death, presumed death or voluntary termination, then we would have paid Ms. McQueen the payments and benefits described in the paragraph above as if her employment was terminated without cause, and unless otherwise provided in the applicable option agreement or award agreement, all stock options and other stock-based awards granted to Ms. McQueen would immediately accelerate and become exercisable or non-forfeitable as of the date of the change in control, and she would be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the employee stock option or incentive plan or any agreement or other instrument under which such options or awards were granted.
For purposes of Ms. McQueen's employment agreement, “cause,” “disability” and “change in control” are generally defined in the same manner as described above for Mr. Colbert's employment agreement.
Termination Benefits. Ms. McQueen's employment terminated without cause on August 15, 2012. As a result of such termination and provided she performed satisfactorily under the terms of her separation agreement and did not revoke the separation agreement prior to October 19, 2012, the separation agreement provided that we would pay Ms. McQueen the following: (i) all unpaid salary and unpaid vacation accrued through the date of termination of employment, (ii) any payments/benefits to which she is entitled under the express terms of any applicable company employee benefit plan, (iii) any unreimbursed business expenses, (iv) her then outstanding equity compensation awards as governed by their applicable terms, (v) payments equal in the aggregate to her then annualized base salary, or $288,500, and (vi) an amount equal to the product of (a) 37,500 multiplied by (b) $1.37, which is the difference between the closing price of a share of our common stock on the date of termination of her employment, or $2.94, and $1.57. Ms. McQueen executed and did not revoke the separation agreement and therefore the payments referred to in clause “(v)” were paid in substantially equal monthly installments over the 12 month period following the date of termination of employment, except that the first payment (in an amount equal to two months of base salary) was made on the 60th day following the date of termination of employment. The payment referred to in clause “(vi)” was made in a lump sum amount of $51,375 to Ms. McQueen at the end of her three month consulting term.
Severance or Change-in-Control Agreements
As discussed above, Messrs. Robinson, Colbert, Urban and Cutler are eligible to receive contractually-provided severance benefits under the terms of their respective employment agreements. Mr. Thompson is eligible to receive certain severance benefits under the terms of the key executive benefit package. Following the termination of their employment, Ms. McQueen and Dr. McCord were also eligible to receive the severance benefits that were provided for under their respective separation agreements. Upon retirement or separation from service for reasons that do not trigger the contractually-provided severance benefits under the terms of their respective employment agreements, NEOs are entitled to certain accrued benefits and payments generally afforded other employees. We have not historically taken into account any amounts that may be received by an NEO following termination of employment when establishing current compensation levels. We describe the contractually-provided severance benefits under the terms of their respective employment agreements in the “Potential Payments Upon Termination or Change-in-Control” table.
The contractually-provided severance benefits under the terms of their respective employment agreements are intended to provide compensation to the applicable NEO while he or she searches for new employment after his or her employment with us is terminated without cause or for good reason. We believe that providing severance protection for these NEOs upon their termination of employment under these circumstances is necessary in the competitive marketplace for talented executives. We believe that the amounts of these payments and benefits and the periods of time during which they would be provided are fair and reasonable. The agreements governing the LTIP awards granted to our NEOs also generally provide for some or all of the unvested options to vest immediately when certain events occur, including a change in control, described below under “SUMMARY COMPENSATION TABLE-2010 Long-Term Incentive Plan.” For further details of the potential amounts that an NEO may receive in connection with a change-in-control transaction see the “Potential Payments Upon Termination or Change-in-Control” table.
Tax Gross-Ups
We did not pay any tax gross-ups to our NEOs in fiscal 2013.
Tax and Accounting Considerations
In fiscal 2013, while the compensation committee generally considered the financial accounting and tax implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our NEOs during such fiscal year.
Fiscal 2014 Compensation Decisions
Changes to Peer Group
In April 2013, the compensation committee engaged Barney & Barney to review and refine our peer group for market assessments for fiscal year 2014 (our “FY2014 Peer Group”). Barney & Barney considered industry, company size and location as selection criteria in identifying appropriate peer companies. Based on recommendations made by Barney & Barney, the compensation committee approved revisions to our FY2013 Peer Group. These revisions to our peer group do not affect our FY2013 Peer Group described above under “PART I. COMPENSATION PRINCIPLES AND PROCESSES-FY2013 Peer Group.”
Increase in Annual Base Salary Payable to our CEO
In June 2013, the independent members of our board of directors, upon the recommendation of the compensation committee, approved an increase in Mr. Robinson's annual base salary from $477,100 to $565,000. The increase was recommended by the compensation committee and approved by the independent members of our board of directors, in part, in light of Mr. Robinson's performance and contribution to our business and to make his annual base salary more competitive among the base salaries of the chief executive officers of the companies in our peer group. As a result of this increase, Mr. Robinson's annual base salary is now at approximately the 50th percentile of the base salaries of the chief executive officers of the companies in our FY2014 Peer Group. This increase was effective July 1, 2013 and did not affect Mr. Robinson's compensation in fiscal 2013.
Increases in Annual Base Salary Payable to Messrs. Colbert, Urban, Cutler and Thompson
In June 2013, our board of directors, based on the recommendation of the compensation committee and our CEO, approved increases to the annual base salaries payable to each of Messrs. Colbert, Cutler, Thompson and Urban. Mr. Colbert's annual base salary was increased from $310,000 to $325,000, Mr. Cutler's annual base salary was increased from $335,100 to $352,000, Mr. Thompson's annual base salary was increased from $225,800 to $265,600, and Mr. Urban's annual base salary was increased from $345,000 to $370,000. As a result of these increases, the annual base salary paid to each of Messrs. Colbert, Cutler, Thompson and Urban is approximately the 50th percentile of the annual base salaries of the executive officers holding comparable positions at the companies in our FY2014 Peer Group. These increases were effective as of July 1, 2013 and did not affect our NEO compensation in fiscal 2013.
FY2014 Annual Incentive Plan
In June 2013, our board of directors, upon the recommendation of the compensation committee, adopted our annual incentive plan for fiscal 2014. Our annual incentive plan for fiscal 2014 is substantially similar to our annual incentive plan for fiscal 2013 described above under “PART II. COMPENSATION COMPONENTS-Annual Incentive Plan,” except the target incentive amount for our CEO was increased from 50% of his base salary to 72% of his base salary and the maximum incentive amount for our CEO was increased from 87.5% of his base salary to 126% of his base salary.
FY2014 Sales Incentive Plan
In June 2013, our board of directors adopted a sales incentive plan for fiscal 2014. The sales incentive plan allows our CEO to grant awards that provide for quarterly, discretionary, performance-based, cash incentives. Employees eligible to receive cash incentives under our sales incentive plan include those employees who are responsible for sales targets within our sales organization and who do not participate in our annual incentive plan. The amount of cash incentives depend on the following performance metrics: company revenue, enrollment goals, and distributor attrition rate. The relative weight assigned to each performance metric is set forth in an award agreement entered into with each participant. Of our NEOs, only Mr. Thompson is eligible to participate in our sales incentive plan for fiscal 2014.
Equity Ownership Policy
In June 2013, our board of directors adopted an equity ownership policy that requires certain of our executive officers to own a minimum number of shares of our common stock. Our equity ownership policy requires (i) our Chief Executive Officer to hold a number of shares of our common stock having a value equal to or greater than six times his annual base salary, (ii) each of our officers who has been designated by our board of directors as an “officer” within the meaning of Rule 16a-1 of the Securities Exchange Act of 1934, to hold a number of shares of our common stock having a value equal to or greater than three times his or her annual base salary, and (iii) any other executive officer designated by our CEO to be subject to the equity ownership policy to hold a number of shares of our common stock having a value equal to or greater than two times his or her annual base salary. Such ownership targets will be measured each year on the date of our board of directors meeting held on the date of, or next following the date of, our annual meeting of shareholders. Each employee subject to our equity ownership policy has five years from the time he or she becomes subject to the equity ownership policy to meet his or her required level of equity ownership. Until such time as each employee subject to our equity ownership policy obtains the ownership targets, such employee is required to retain direct ownership of at least fifty percent of the shares of our common stock they receive as a result of the exercise, vesting or payment of equity awards. If an employee subject to our equity ownership policy does not achieve his or her ownership target as of the end of his or her buy-in period, then he or she is required to retain direct ownership of all of the shares of our common stock he or she receives as a result of the exercise, vesting or payment of equity awards until his or her ownership target is achieved. The compensation committee has full power and authority to administer and interpret our equity ownership policy and may grant exceptions based on economic hardship or other showing of good cause.
SUMMARY COMPENSATION TABLE
The following table sets forth the compensation of our NEOs for the fiscal year ended June 30, 2013, and for the fiscal years ended June 30, 2012 and 2011. However, information for fiscal 2012 and 2011 is not provided if an NEO first became an NEO for fiscal 2013 and information for fiscal 2011 is not provided if an NEO first became an NEO for fiscal 2012. The primary components of each NEO's compensation are also described in our “Compensation Discussion and Analysis,” above.

Name and Principal Position	Year	Salary ($)	Bonus ($)(4)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Douglas C. Robinson,	2013	480,763	33,750	734,400	—	—	—	1,248,913
President and Chief	2012	443,529	135,000	—	—	286,331	—	864,860
Executive Officer(3)	2011	100,042	101,250	—	1,205,195	—	—	1,406,487
David S. Colbert, Chief	2013	273,067	—	577,140	—	—	—	850,207
Financial Officer(5)
Carrie E. McQueen, Former	2013	36,062	—	—	—	—	375,937(7)	411,999
Chief Financial Officer(6)	2012	240,562	—	—	189,654	106,485	—	625,209
Robert M. Urban, Chief	2013	346,042	—	587,520	—	—	—	933,562
Operating Officer(8)
Robert H. Cutler,	2013	309,241	—	763,450	—	—	—	1,072,691
General Counsel(9)
Ryan Thompson, Senior	2013	210,021	—	434,125	—	—	—	644,146
Vice President of Global Sales
Dr. Joe McCord, Former	2013	116,385	—	—	—	—	1,731,518(11)(12)	1,847,903
Chief Science Officer(10)	2012	120,000	—	—	—	69,750	878,911(11)	1,068,661
	2011	—	—	—	82,584	—	447,410(11)	529,994

(1)
The amounts represent the total grant date fair value, as determined under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation, of all stock option awards or restricted stock awards, as applicable, granted to the applicable NEO under our 2010 LTIP during the applicable fiscal year. Assumptions used to calculate these amounts are included in Notes 2 and 5 to the financial statements included in our annual report on Form 10-K for the year ended June 30, 2013 filed with the SEC on September 12, 2013. These amounts reflect our accounting expense for these awards, and do not necessarily correspond to the actual value that may be realized by the NEOs.

(2)
The amounts reported in this column for fiscal years 2012 and 2011 are cash awards to our NEOs made pursuant to our Annual Incentive Plan. See the “Compensation Discussion and Analysis - Annual Incentive Plan” for information regarding these awards.

(3)	Mr. Robinson was hired as our President and CEO in March 2011. Mr. Robinson is also a member of our board of directors but does not receive additional compensation for his service in such capacity.

(4)
Mr. Robinson's employment agreement provided for the payment of the following transition bonuses which were paid based on his continuous employment through the applicable payment date: $101,250 on March 15, 2011; $67,500 on July 31, 2011; $33,750 on September 30, 2011; $33,750 on March 30, 2012; and $33,750 on October 1, 2012.

(5)	Mr. Colbert was hired as our CFO in August 2012.

(6)	Ms. McQueen resigned as our CFO in August 2012.

(7)
In August 2012, we entered into a separation agreement with Ms. McQueen that required us to pay the following amounts to Ms. McQueen: (i) an aggregate amount equal to her then annual base salary of $288,500 in twelve substantially equal monthly installments; (ii) $24,041 per month for her consulting services provided to us during the three month period after her termination; and (iii) $51,375, which is the product of (a) 37,500 multiplied by (b) $1.37, which is the difference between the closing price of a share of our common stock on the date of termination of her employment, or $2.94, and $1.57.

(8)	Mr. Urban was hired as our COO in May 2012.

(9)	Mr. Cutler was hired as our General Counsel in December 2011.

(10)	Dr. McCord resigned from his position as Chief Science Officer in October 2012, but continued to be employed with us until his retirement in June 2013.

(11)
Pursuant to his employment agreement, Dr. McCord was eligible to receive monthly compensation in an amount equal to $0.50 multiplied by the total net bottles sales of Protandim® (or substantially equivalent new products) during the preceding month.

(12)
In June 2013, we entered into a separation agreement with Dr. McCord which requires us to make 12 monthly payments to Dr. McCord in the aggregate amount of $1.7 million. The first such payment was made on June 27, 2013 in the amount of $141,667.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth information concerning the grants of non-equity and equity incentive plan awards to our NEOs in fiscal 2013. Non-equity incentive plan awards are provided under our fiscal year 2013 annual incentive plan and equity incentive awards are provided under our 2010 Long-Term Incentive Plan, or 2010 LTIP. These awards are also described in our “Compensation Discussion and Analysis-Part II-Compensation Components-Annual Incentive Plan” and “Compensation Discussion and Analysis-Part II-Compensation Components-Annual Incentive Plan-Long-Term Incentive Plan.” Neither Ms. McQueen nor Dr. McCord received grants of non-equity or equity incentive plan awards in fiscal 2013.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares Underlying RSA (#)(2)	Grant Date Fair Value of RSA ($)(3)
			Threshold ($)	Target ($)	Maximum ($)
Douglas C. Robinson	AIP	DNR(4)	28,626	238,550	417,463
	RSA	6/24/2013				320,000	734,400
David S. Colbert	AIP	DNR(4)	18,600	155,000	271,250
	RSA	8/1/2012				82,000	255,840
	RSA	6/24/2013				140,000	321,300
Robert M. Urban	AIP	DNR(4)	20,700	172,500	301,875
	RSA	6/24/2013				256,000	587,520
Robert H. Cutler	AIP	DNR(4)	20,106	167,550	293,213
	RSA	1/25/2013				160,000	419,200
	RSA	6/24/2013				150,000	344,250
Ryan Thompson	AIP	DNR(4)	9,484	79,030	138,302
	RSA	1/25/2013				75,000	172,125
	RSA	6/24/2013				100,000	262,000

(1)
The annual incentive plan is an annual incentive plan that pays a cash award for performance and is paid within four months of the end of the performance year. See our “Compensation Discussion and Analysis-Part II-Compensation Components-Annual Incentive Plan” for a detailed description of annual incentive plan awards. “Target” is the percentage of the NEO's base salary set prior to the beginning of the performance year. None of our NEOs actually received an award under our annual incentive plan for fiscal 2013.

(2)
Relates to awards of restricted stock under our 2010 LTIP. See our “Compensation Discussion and Analysis-Part II-Compensation Components-Long-Term Incentive Plan” above and also the Outstanding Equity Awards at Fiscal Year-End table below for a description of awards under our 2010 LTIP.

(3)
We calculate the grant date fair value of each award in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (ASC Topic 718) and as described in Footnote 1 to the “Summary Compensation Table,” above.

(4)	None of our NEOs actually received an award under our annual incentive plan for fiscal 2013.
We calculate the grant date fair value of each award in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (ASC Topic 718) and as described in Footnote 1 to the “Summary Compensation Table,” above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information concerning the outstanding equity incentive awards at June 30, 2013 for each of our NEOs.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Restricted Stock That Have Not Vested (#)	Market Value of Shares of Restricted Stock that Have Not Vested ($)
Douglas C. Robinson	40,000		0.80	1/20/2021(1)
	110,000		0.75	3/15/2021(2)
	133,333		0.75	3/15/2021(3)
	133,333		1.20	3/14/2021(4)
		133,333	1.75	3/14/2021(5)
	366,667		0.75	3/14/2021(6)
	366,667		1.20	3/14/2021(7)
		366,667	1.75	3/14/2021(8)
					320,000(9)	734,400
David S. Colbert					82,000(10)	190,240
					140,000(11)	324,800
Robert M. Urban	40,625	109,375	3.19	5/29/2022(12)
					10,875(13)	25,230
					256,000(14)	593,920
Robert H. Cutler	53,125	96,875	2.87	3/14/2022(15)
					57,622(16)	133,683
					160,000(17)	371,200
					150,000(18)	348,000
Ryan Thompson	120,000		.70(19)
	8,854	16,146	1.50(20)
					100,000(21)	232,000
					75,000(22)	174,000

(1)
This option was granted on January 20, 2011 and originally was for 120,000 shares and was scheduled to vest in ten (10) equal monthly installments beginning on the date of grant. In connection with Mr. Robinson's employment as President and Chief Executive Officer in March 2011, Mr. Robinson agreed to forfeit 80,000 of the shares underlying this option.

(2)	This option was granted on March 15, 2011. The shares subject to this option were fully vested on grant.

(3)	This option was granted on March 15, 2011. The shares subject to this option fully vested on June 30, 2012.

(4)	This option was granted on March 15, 2011. The shares subject to this option fully vested on June 30, 2013.

(5)	This option was granted on March 15, 2011. The shares subject to this option will fully vest on June 30, 2014 assuming continuous employment with the Company.

(6)	This option was granted on March 15, 2011. The shares subject to this option fully vested on June 30, 2012.

(7)	This option was granted on March 15, 2011. The shares subject to this option fully vested on June 30, 2013.

(8)	This option was granted on March 15, 2011. The shares subject to this option will fully vest on June 30, 2014 assuming continuous employment with the Company.

(9)	These shares of restricted stock were granted on June 24, 2013 and vest in four equal annual installments beginning on June 24, 2014 assuming continuous employment with the Company.

(10)	These shares of restricted stock were granted on August 1, 2012 and vest in four equal annual installments beginning on August 1, 2013 assuming continuous employment with the Company.

(11)	These shares of restricted stock were granted on June 24, 2013 and vest in four equal annual installments beginning on June 24, 2014 assuming continuous employment with the Company.

(12)
This option was granted on May 29, 2012. One-fourth of the shares subject to this option vested on May 29, 2013, and the remaining shares vest in 36 equal monthly installments on the 29th day of each month assuming continuous employment with the Company.

(13)	These shares of restricted stock were granted on May 29, 2012 and vest in four equal annual installments beginning on May 29, 2013 assuming continuous employment with the Company.

(14)	These shares of restricted stock were granted on June 24, 2013 and vest in four equal annual installments beginning on June 24, 2014 assuming continuous employment with the Company.

(15)
This option was granted on March 15, 2012. One-fourth of the shares subject to this option vested on January 24, 2013, and the remaining shares vest in 36 equal monthly installments on the 24th day of each month assuming continuous employment with the Company.

(16)	These shares of restricted stock were granted on March 20, 2012 and vest in four equal annual installments beginning on January 24, 2013 assuming continuous employment with the Company.

(17)	These shares of restricted stock were granted on January 25, 2013 and vest in four equal annual installments beginning on January 25, 2014 assuming continuous employment with the Company.

(18)	These shares of restricted stock were granted on June 24, 2013 and vest in four equal annual installments beginning on June 24, 2014 assuming continuous employment with the Company.

(19)	This option was granted on March 29, 2009. The shares subject to this option fully vested on March 29, 2010 assuming continuous employment with the Company.

(20)
This option was granted on February 3, 2012. One-fourth of the shares subject to this option vested on January 25, 2013, and the remaining shares vest in 36 equally monthly installments on the 25th of each month assuming continuous employment with the Company.

(21)	These shares of restricted stock were granted on January 25, 2013 and vest in four equal annual installments beginning on January 25, 2014 assuming continuous employment with the Company.

(22)	These shares of restricted stock were granted on June 24, 2013 and vest in four equal annual installments beginning on June 24, 2014.
2010 Long-Term Incentive Plan
In 2010, we adopted our 2010 Long-Term Incentive Plan, or 2010 LTIP, which was approved by our shareholders in November 2010. The 2010 LTIP replaced the 2007 Long-Term Incentive Plan for all equity-based awards granted to our NEOs and other employees. In September 2011, our board of directors approved an amendment to the 2010 LTIP to increase the number of shares of our common stock that are available for issuance under the 2010 LTIP by 3,400,000 to 6,900,000. Our shareholders approved that amendment in January 2012. Unless terminated earlier, our 2010 LTIP will terminate on September 26, 2020.
The 2010 LTIP is administered by the compensation committee, which has the authority, among other things, to:

•	determine eligibility to receive awards;

•	determine the types and number of shares of stock subject to awards;

•	determine the price and terms of awards and the acceleration or waiver of any vesting;

•	determine performance goals or forfeiture restrictions and other terms and conditions; and

•	construe and interpret the terms of the plan, award agreements and other related documents.
 Any of our employees, directors, non-employee directors and consultants, as determined by the compensation committee, may be selected to participate in the 2010 LTIP. We may award these individuals with one or more of the following types of awards and all awards will be evidenced by an executed agreement between us and the grantee:

•	stock options (which may be incentive or nonstatutory stock options);

•	restricted stock awards;

•	stock appreciation rights;

•	stock units; or

•	cash awards.
Stock options may be granted under the 2010 LTIP, including incentive stock options, as defined under Section 422 of the Internal Revenue Code, or the Code, and nonstatutory stock options. A stock option gives the participant the right to buy a specified number of shares of our common stock for a fixed price during a fixed period of time. The exercise price of all stock options granted under the 2010 LTIP will be determined by the compensation committee except that all options must have an exercise price that is not less than 100% of the fair market value of the underlying shares on the date of grant. The compensation committee may not subsequently reduce the exercise price of an option without shareholder approval. Stock options may be exercised as determined by the compensation committee, but in no event after the tenth anniversary of the date of grant.
Subject to certain adjustments in the event of a change in capitalization or similar transaction, we can issue a maximum of 6,900,000 shares of our common stock under the 2010 LTIP. Similarly, subject to certain adjustments in the event of a change in capitalization or similar transaction, the maximum aggregate number of shares that may be issued in connection with any type of award, including incentive stock options, under the 2010 LTIP is 6,900,000 shares.
To the extent that an award is intended to qualify as performance-based compensation under Section 162(m) of the Code, then the maximum number of shares of common stock issuable in the form of each type of award under the 2010 LTIP to any one participant during a fiscal year shall not exceed 1,250,000 shares, in each case with such limit increased to 2,500,000 shares for grants occurring in a participant's year of hire or the first year in which the employee's compensation becomes subject to the Code section 162(m) deduction limitations. Additionally, no participant can receive a cash award in excess of $1 million in any fiscal year.
The 2010 LTIP provides, upon authorization from our board of directors, that our non-employee directors will have the ability to receive restricted stock grants or stock units under the 2010 LTIP in lieu of any annual cash retainer which is otherwise provided to them under our non-employee directors' compensation program.
Under the 2010 LTIP, we may cause the cancellation of any award, request reimbursement of any award by a participant and affect any other right of recoupment of equity or other compensation provided under the 2010 LTIP in accordance with our policies and/or applicable law. In addition, a participant in the 2010 LTIP may be required to repay us certain previously paid compensation, whether provided under the 2010 LTIP or an award agreement under the 2010 LTIP, in accordance with any recoupment policy we have in place.
Our board of directors may terminate, amend or modify the 2010 LTIP at any time; however, shareholder approval will be obtained for any amendment to the extent necessary to comply with any applicable law, regulations or stock exchange rules.
Awards to purchase common stock have been granted pursuant to the 2010 LTIP and are outstanding to various employees at prices between $0.63 and $3.53, vesting over one-to four year periods. As of June 30, 2013, there were awards outstanding, net of awards expired, for the purchase in aggregate of 3,058,976 shares of our common stock. As of June 30, 2013, there were 370,000 shares available for issuance under the 2010 LTIP.
2007 Long-Term Incentive Plan
We previously adopted and our shareholders approved the 2007 Long-Term Incentive Plan, or the 2007 LTIP, effective November 21, 2006, to provide incentives to certain of our employees, officers, directors and consultants who contribute to our strategic and long-term performance objectives and growth. A maximum of 10,000,000 shares of common stock could be issued under the 2007 LTIP in connection with the grant of awards. Awards to purchase common stock have been granted pursuant to the 2007 LTIP and are outstanding to various employees, officers, directors, members of our scientific advisory board and independent distributors at prices between $0.21 and $1.50 per share, vesting over one- to three-year periods. Awards expire in accordance with the terms of each award and the shares subject to the award are added back to the 2007 LTIP upon expiration of the award. As of June 30, 2013, there were awards outstanding, net of awards expired, for the purchase in aggregate of 3,950,976 shares of our common stock. As of June 30, 2013, there were 27,269 shares available for issuance under the 2007 LTIP.
OPTION EXERCISES AND STOCK VESTED
The following table sets forth information concerning the common shares acquired by each by each of our NEOs upon exercise of stock options and the vesting of restricted stock awards, in each case during the fiscal year ended June 30, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Douglas C. Robinson	—	—	—	—
David S. Colbert	—	—	—	—
Carrie E. McQueen	500,000	1,440,000	—	—
Robert M. Urban	—	—	3,625	8,519
Robert H. Cutler	—	—	19,207	51,283
Ryan Thompson	—	—	—	—
Dr. Joe M. McCord	740,408	1,347,110	—	—

(1)
Value realized upon exercise was determined by multiplying the number of stock options exercised by the difference between the fair market value of the underlying stock on the exercise date and the exercise price of the stock options.

(2)	Value realized upon vesting of stock awards was determined by multiplying the number of shares of restricted stock that vested by the fair market value of our common stock on the vesting date.
PENSION BENEFITS
We do not maintain any defined benefit pension plans.
NONQUALIFIED DEFERRED COMPENSATION
We do not maintain any nonqualified deferred compensation plans.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Messrs. Robinson, Colbert, Urban and Cutler are eligible to receive contractually-provided severance benefits under the terms of their respective employment agreements, and Mr. Thompson is eligible to receive severance benefits pursuant to his key executive benefits package. Dr. McCord and Ms. McQueen are no longer employed by our company, but each received severance benefits upon their termination pursuant to separation agreements. See “Compensation Discussion and Analysis-Part III-Other Matters-Employment Agreements” and “Compensation Discussion and Analysis-Part III-Other Matters-Severance or Change-in-Control Agreements,” above.
Upon retirement or separation from service for reasons that do not trigger the contractually-provided severance benefits under the terms of their respective employment agreements, NEOs are entitled to certain accrued benefits and payments generally afforded other employees.
The table below provides estimates for compensation payable to each of our NEOs, other than Ms. McQueen and Dr. McCord, under hypothetical termination of employment and change in control scenarios under our compensatory arrangements other than nondiscriminatory arrangements generally available to salaried employees. With respect to Ms. McQueen and Dr. McCord, the table below provides the actual amounts payable under the terms of their respective separation agreement. Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may differ.
For purposes of the hypothetical payment estimates shown in the below table, some of the important assumptions were:

•	Executive's rate of base salary as of June 30, 2013;

•	Cash out of all stock options (whose vesting is accelerated) at their then intrinsic value as of June 30, 2013;

•	Cash severance as provided under the executive's employment agreement in effect as of June 30, 2013;

•	Change in control occurring on June 30, 2013;

•	Termination of executive's employment occurring on June 30, 2013;

•	A price per share of $2.32 which was the closing price of our common stock on June 28, 2013, the final trading day of fiscal 2013; and

•	The executives' employment agreements that were in effect as of June 30, 2013 were utilized.
Each of the columns in the table below show the total hypothetical payment estimate upon a specified event and the amounts in the columns should not be aggregated across the table.

	Involuntary Termination ($)(1)	Involuntary Termination within 12 months after a change in control ($)(2)(3)
Douglas C. Robinson
Base salary continuation	477,100	—
Continuation of health insurance benefits	—	—
Acceleration of vesting of time-based stock options	—	—
Total	477,100	—
David S. Colbert
Base salary continuation	310,000	310,000
Continuation of health insurance benefits	—	—
Acceleration of vesting of time-based equity awards	—	515,040
Total	310,000	825,040
Robert M. Urban
Base salary continuation	345,000	345,000
Continuation of health insurance benefits	—	—
Acceleration of vesting of time-based equity awards	—	619,150
Total	345,000	964,150
Robert H. Cutler
Base salary continuation	335,100	335,100
Continuation of health insurance benefits	—	—
Acceleration of vesting of time-based equity awards	—	619,150
Total	335,100	954,250
Ryan Thompson
Base salary continuation	265,600	—
Continuation of health insurance benefits	—	—
Acceleration of vesting of time-based stock options	—	419,240
Total	265,600	419,240
Joe McCord (4)
Base salary continuation	—	—
Bonus at Termination (5)	1,700,000
Continuation of health insurance benefits	—	—
Acceleration of vesting of time-based stock options	—	—
Total	1,700,000	—
Carrie E. McQueen (6)
Base salary continuation	288,500	—
Bonus at Termination (7)	51,375	—
Continuation of health insurance benefits	—	—
Acceleration of vesting of time-based stock options	—	—
Total	339,875	—

(1)
For purposes of this table, an involuntary termination consists of, with respect to Messrs. Robinson, Colbert, Urban, Cutler and Thompson, our termination of their respective employment without cause or their resignation for good reason. See “Compensation Discussion and Analysis-Part III-Other Matters-Employment Agreements.”

(2)
For purposes of this table, an involuntary termination within 12 months after a change in control consists of, with respect to Messrs. Colbert, Urban and Cutler, the termination of their respective employment for any reason other than for cause, disability, death, presumed death or voluntary termination. See “Compensation Discussion and Analysis-Part III-Other Matters-Employment Agreements.”

(3)	Stock options are valued by subtracting the exercise price of such stock option from the closing price of shares of our common stock on June 28, 2013, the last trading day of fiscal 2013.

(4)	Dr. McCord retired on June 18, 2013. The actual post-employment payments paid, or to be paid, to Dr. McCord pursuant to our separation agreement with Dr. McCord are described above.

(5)
We entered into a separation agreement with Dr. McCord effective June 18, 2013, pursuant to which we agreed to pay Dr. McCord the aggregate amount of $1.7 million in twelve substantially equal monthly installments.

(6)	Ms. McQueen's employment terminated in August 2012. The actual post-employment payments paid, or to be paid, to Ms. McQueen pursuant to our separation agreement with Ms. McQueen are described above.
Ms. McQueen's employment agreement provided that if we terminated Ms. McQueen's employment without cause she would be eligible to receive a payment in an amount equal to the product of (a) 37,500 multiplied (b) the difference between the closing price of a share of our common stock on the date of termination of her employment and $1.57. The amounts set forth above are based on the closing price of a share of our common stock on August 15, 2012, or $2.94, which is the date we terminated Ms. McQueen's employment without cause.
DIRECTOR COMPENSATION
Based in part on a non-employee director compensation report prepared by Barney & Barney, beginning August 1, 2012, we began paying our non-employee directors a monthly retainer for their service as directors in lieu of the per meeting fee we previously paid to non-employee directors. The amount of the monthly retainer is (i) $6,000 for the chairman of our board of directors, (ii) $5,000 for the chairs of the audit committee and the compensation committee, and (iii) $4,000 for all other non-employee directors. These compensation arrangements will continue for fiscal 2014 for our non-employee directors. Our directors who are also our employees continue to receive no compensation for their service on our board of directors. Currently, Mr. Robinson is our only director who is also an employee.
In addition, following each annual meeting of shareholders, each continuing non-employee director will receive annual equity compensation of a restricted stock award of 25,000 shares, which will vest in full in a single vesting increment on the date of the next annual meeting following the annual meeting at which the award is granted. Each newly elected or appointed director will receive an initial restricted stock award of 50,000 shares, which will vest in full in a single vesting increment on the date of the next annual meeting following the date on which the award is granted. If a non-employee director voluntarily resigns from our board of directors between annual meetings, vesting of the restricted stock award will be accelerated on a prorated basis and in the case of a non-employee director's death while serving as a director the restricted stock award will vest on an accelerated basis in full.
The table below summarizes the compensation we paid to our non-employee directors for fiscal 2013.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	All Other Compensation	Total($)
Michael A. Beindorff	44,000	70,250	—	114,250
David S. Manovich	44,000	70,250	—	114,250
Garry Mauro	44,000	70,250	—	114,250
George E. Metzger	55,000	70,250	—	125,250
Richard Okumoto	40,000	140,500	—	180,500
Elwood H. Spedden	66,000	70,250	—	136,250

(1)
Following our fiscal 2013 annual meeting of shareholders held on November 14, 2012, we granted each continuing, non-employee director an award of 25,000 shares of restricted stock and the newly elected non-employee director (Mr. Okumoto) an award of 50,000 shares of restricted stock. Our closing share price on November 14, 2012 was $2.81. Subject to continued service on our board of directors, all awards of restricted stock awarded to a non-employee director will vest in full on the date of our fiscal 2014 Annual Meeting of Shareholders, which is scheduled to be held on November 13, 2013. The totals shown in this column represent the grant date fair value of each award of restricted stock in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (ASC Topic 718) and as described in Footnote 1 to the “Summary Compensation Table,” above.

The table below summarizes the equity-based awards held by our non-employee directors as of June 30, 2013:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Number of Shares of Restricted Stock That Have Not Vested (#)
Michael A. Beindorf		100,000	1.33
				25,000
David S. Manovich		100,000	1.33
				25,000
Garry Mauro	100,000		0.30
	120,000		0.21
	120,000		0.25
	120,000		0.80
		100,000	1.33
				25,000
George E. Metzger		100,000	1.33
				25,000
Richard Okumoto				50,000
Elwood H. Spedden		100,000	1.33
				25,000
COMPENSATION COMMITTEE REPORT
The following report has been submitted by the compensation committee of our board of directors:

The compensation committee has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for our fiscal year 2014 Annual Meeting of Shareholders, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, each as filed with the Securities and Exchange Commission.

The Compensation Committee

George E. Metzger, Chair
Richard Okumoto
Elwood H. Spedden

The preceding “Compensation Committee Report” shall not be deemed soliciting material or filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the company specifically incorporates it by reference into such filing.

AUDIT RELATED MATTERS
Audit Committee Report
Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. EKS&H LLLP, our independent registered public accounting firm, is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.
The audit committee has held discussions with management and the independent registered public accounting firm. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm. The audit committee received the written disclosures and letter required by the Independence Standards Board of Directors Standard No. 1 (Independence Discussions with Audit Committees) and discussed the independence of our independent registered public accounting firm with the firm. In addition, the committee has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU §380).
The audit committee has also considered whether the provision of non-audit services to our company is compatible with maintaining the independent registered public accounting firm's independence. The audit committee has concluded that the independent registered public accounting firm is independent of our company and our management. The audit committee has reviewed with our independent registered public accounting firm the overall scope and plans for its audit.
Relying on the foregoing reviews and discussions, the audit committee recommended to our board of directors the inclusion of the audited consolidated financial statements in our annual report on Form 10-K for the year ended June 30, 2013, for filing with the SEC.

The Audit Committee
Richard Okumoto, Chair
David S. Manovich
Garry Mauro
The preceding “Audit Committee Report” shall not be deemed soliciting material or filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.
Principal Accountant Fees and Services
The following table presents fees for professional audit services rendered by EKS&H LLLP during the fiscal years ended June 30, 2013 and 2012:

	Fiscal year ended June 30,
	2,013	2,012
Audit Fees(1)	$207,985	$133,590
Audit-Related Fees	—	—
Tax Fees(2)	82,673	34,000
All Other Fees	—	—
	$290,658	$167,590
(1) Audit Fees consist of fees billed for the audit of annual financial statements and internal control over financial reporting and the review of interim financial statements.
(2) Tax Fees consisted of fees billed for professional services for tax compliance, tax advice and tax planning.
Pre-Approval Policies and Procedures
The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policies require pre-approval of all auditing and such non-auditing services as our independent registered public accounting firm is permitted to provide, subject to de minimus exceptions for services other than audit, review, or attest services that are approved by the audit committee prior to completion of the audit. All of the items identified under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were approved by the audit committee. Alternatively, the engagement of our independent registered public accounting firm may be entered into pursuant to pre-approved policies and procedures that our audit committee may establish, so long as these policies and procedures are detailed as to particular services and the audit committee is informed of each service. In making these determinations, the audit committee will consider whether the services provided are compatible with maintaining the independence of the independent registered public accounting firm. We are prohibited by applicable law from obtaining certain non-audit services from our independent registered public accounting firm and, in that event, we would obtain these non-audit services from other providers.
Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm and determined that it is consistent with such independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of September 13, 2013 by: (i) each director; (ii) each of our named executive officers; and (iii) all of our executive officers and directors as a group. As of September 13, 2013, no person was known to us to own beneficially more than five percent of our common stock. The shares disclosed in this table are based upon information supplied to us by the foregoing parties and filings made by such parties with the SEC.
Except as otherwise noted, the address for each person listed below is c/o LifeVantage Corporation, 9815 South Monroe Street, Suite 100, Sandy, Utah 84070.
The percentages of beneficial ownership set forth below are based on 117,610,142 shares of our common stock issued and outstanding as of September 13, 2013.

Name of Beneficial Owner(1)	Number of Shares	Percent of Class
Michael A. Beindorff	270,700(2)	*
David S. Manovich	720,537(3)	*
Garry P. Mauro	849,954(4)	*
George Metzger	125,000(5)	*
Elwood Spedden	125,000(6)	*
Richard Okumoto	100,000(7)	*
Douglas C. Robinson	1,470,000(8)	1.24%
David Colbert	216,227(9)	*
Robert Urban	323,860(10)	*
David Toda	50,000(11)	*
Rob Cutler	439,778(12)	*
Ryan Thompson	324,280(13)	*
Michelle Oborn	112,364(14)	*
Joe M. McCord	1,602,361(15)	*
Carrie E. McQueen	—	*
All executive officers and directors (18 persons)	8,924,993(16)	7.38%
*Less than one percent.

(1)
The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Except as otherwise indicated in these footnotes and subject to community property laws where applicable, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. In accordance with the beneficial ownership rules of the SEC, the table does not reflect an aggregate of 842,246 shares of common stock reserved for issuance upon the exercise of outstanding options not exercisable within 60 days held by certain of our directors and executive officers.

(2)
Includes 137,000 shares held directly by Mr. Beindorff, 8,000 shares owned by Mr. Beindorff's spouse which he is deemed to beneficially own, 700 shares owned by Mr. Beindorff's spouse in a custodial account for their minor children, which Mr. Beindorff is deemed to beneficially own and 25,000 shares directly owned by Mr. Beindorff pursuant to a Restricted Stock Award. Also includes the following shares which Mr. Beindorff has the right to acquire or will have the right to acquire within 60 days of September 13, 2013 upon the exercise of options: 100,000 shares at an exercise price of $1.33 per share.

(3)
Includes 305,537 shares owned in a joint trust account by Mr. Manovich and his spouse, 10,000 shares owned by Mr. Manovich, 40,000 shares held in Mr. Manovich's 401(k) plan, 240,000 shares owned by Mr. Manovich's spouse, which he is deemed to beneficially own and 25,000 shares directly owned by Mr. Manovich pursuant to a Restricted Stock Award. Also includes the following shares which Mr. Manovich has the right to acquire or will have the right to acquire within 60 days of September 13, 2013 upon the exercise of options: 100,000 shares at an exercise price of $1.33 per share.

(4)
Includes 263,689 shares owned directly by Mr. Mauro, 1,265 shares owned by Mr. Mauro in a custodial account for his minor children, which he is deemed to beneficially own and 25,000 shares directly owned by Mr. Mauro pursuant to a Restricted Stock Award. Also includes the following shares which Mr. Mauro has the right to acquire or will have the right to acquire within 60 days of September 13, 2013 upon the exercise of options: 100,000 shares at an exercise price of $0.30 per share, 120,000 shares at an exercise price of $0.21 per share, 120,000 shares at an exercise price of $0.25 per share, 120,000 shares at an exercise price of $0.80 per share and 100,000 shares at an exercise price of $1.33 per share.

(5)
Includes 25,000 shares directly owned by Mr. Metzger pursuant to a Restricted Stock Award. Also includes the following shares which Mr. Metzger has the right to acquire or will have the right to acquire within 60 days of September 13, 2013 upon the exercise of options: 100,000 shares at an exercise price of $1.33 per share.

(6)
Includes 25,000 shares directly owned by Mr. Spedden pursuant to a Restricted Stock Award. Also includes the following shares which Mr. Spedden has the right to acquire or will have the right to acquire within 60 days of September 13, 2013 upon the exercise of options: 100,000 shares at an exercise price of $1.33 per share.

(7)	Consists of 50,000 shares directly owned by Mr. Okumoto and 50,000 shares pursuant to a Restricted Stock Award.

(8)
Includes 320,000 shares directly owned by Mr. Robinson pursuant to a Restricted Stock Award. Also includes the following shares which Mr. Robinson has the right to acquire or will have the right to acquire within 60 days of September 13, 2013 upon the exercise of options: 40,000 shares at an exercise price of $0.80 per share, 610,000 shares at an exercise price of $0.75 per share and 500,000 shares at an exercise price of $1.20 per share.

(9)	Consists of 216,227 shares directly owned by Mr. Colbert pursuant to Restricted Stock Awards.

(10)
Includes 1,600 shares directly owned by Mr. Urban and 269,135 shares owned by Mr. Urban pursuant to Restricted Stock Awards. Also includes the following shares which Mr. Urban has the right to acquire or will have the right to acquire within 60 days of September 13, 2013 upon the exercise of options: 53,125 shares at an exercise price of $3.19 per share.

(11)	Consists of 50,000 shares owned by Mr. Toda pursuant to Restricted Stock Awards.

(12)
Includes 374,153 shares directly owned by Mr. Cutler pursuant to Restricted Stock Awards. Also includes the following shares which Mr. Cutler has the right to acquire or will have the right to acquire within 60 days of September 13, 2013 upon the exercise of options: 65,625 shares at an exercise price of $2.87 per share.

(13)
Includes 6,343 shares directly owned by Mr. Thompson, 12,000 shares owned by Mr. Thompson's spouse which he is deemed to beneficially own, and 175,000 shares directly owned by Mr. Thompson pursuant to Restricted Stock Awards. Also includes the following shares which Mr. Thompson has the right to acquire or will have the right to acquire within 60 days of September 13, 2013 upon the exercise of options: 120,000 shares at an exercise price of $0.70 per share and 10,937 shares at an exercise price of $1.50 per share.

(14)
Includes 95,333 shares directly owned by Ms. Oborn pursuant to Restricted Stock Awards. Also includes the following shares which Ms. Oborn has the right to acquire or will have the right to acquire within 60 days of September 13, 2013 upon the exercise of options: 12,000 shares at an exercise price of $0.70 per share and 5,031 shares at an exercise price of $1.40 per share.

(15)	Consists of 1,455,800 shares directly owned by Dr. McCord and 146,561 shares owned by Dr. McCord pursuant to warrants.

(16)
Consists of 5,605,838 shares directly owned by our executive officers and directors as a group and 3,319,155 shares which our executive officers and directors as a group have the right to acquire or will have the right to acquire within 60 days of September 13, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related-Party Transactions Policies and Procedures
Related-party transactions have the potential to create actual or perceived conflicts of interest between our company and our directors and executive officers or their immediate family members. Under its charter, our audit committee is charged with the responsibility of reviewing and approving all related-party transactions. To assist in identifying such transactions for our fiscal year ended June 30, 2013, we distributed questionnaires to each of our directors and officers.
Although we do not have a formal policy with regard to approving related-party transactions, our audit committee may consider the following factors when deciding whether to approve a related-party transaction: the nature of the related party's interest in the transaction; the material terms of the transaction, including, without limitation, the amount and type of the transaction; the importance of the transaction to the related party; whether the transaction would impair the judgment of a director or executive officer to act in our best interests; and any other matters deemed appropriate by our audit committee.
Certain Related-Party Transactions
In June 2013, Dr. McCord retired and we entered into a separation agreement with him. Dr. McCord had previously been our Chief Science Officer and a member of our board of directors from February 2006 until November 2012. The separation agreement provides that Dr. McCord will be available to consult with us on matters relating to his past actions as an employee and consultant for a period of nine months, and provides that we will pay Dr. McCord severance compensation in the aggregate amount of $1.7 million, which will be paid in twelve equal monthly installments. The separation agreement also included other customary provisions; including provisions relating to non-disparagement, return of company property, confidentiality, and a release of liability in our favor. Dr. McCord's separation agreement superseded his employment agreement.
CODE OF ETHICS
We have adopted the LifeVantage Corporation Code of Business Conduct and Ethics which applies to all our executive officers, employees and members of our board of directors. Our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications we make; (3) compliance with applicable governmental laws, rules and regulations; (4) the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and (5) accountability for adherence to the code. A copy of our Code of Business Conduct and Code of Ethics is available on our website at http://investor.lifevantage.com/governance.cfm. In the event that an amendment to, or a waiver from, a provision of our Code of Business and Ethics that applies to any of our directors or executive officers is necessary, we intend to post such information on our website. Our website does not constitute part of this proxy statement.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to report their ownership of our common stock and any changes in that ownership to the SEC. The SEC has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by the specific due dates. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2013, we believe that all such reports were filed on a timely basis, except a Form 4 report filed on July 30, 2013 reported late a disposition of shares of our common stock by Mr. Urban, our Chief Operating Officer. This Form 4 report was due on May 31, 2013.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
This year, a number of brokers with account holders who are shareholders of our company will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to LifeVantage Corporation, Attn: Corporate Secretary, 9815 South Monroe Street, Suite 100, Sandy, Utah 84070. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.
ANNUAL REPORT ON FORM 10-K
Our annual report on Form 10-K, which has been filed with the SEC for our fiscal year ended June 30, 2013, will be made available to shareholders without charge upon written request to LifeVantage Corporation, Attn: Corporate Secretary, 9815 South Monroe Street, Suite 100, Sandy, Utah 84070.
OTHER MATTERS
Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
September 27, 2013	/s/ Rob Cutler
Rob Cutler
General Counsel and Secretary

LifeVantage.

LifeVantage Corporation
9815 S. Monroe St., Suite 100
Sandy, UT 84070

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

O VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M63317-P43528 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LifeVantage Corporation

The Board of Directors recommends you vote FOR the following nominees:

For All	Withhold All	For All Except

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Mr. Michael A. Beindorf
02) Mr. David S. Manovich
03) Mr. Garry Mauro
04) Mr. George E. Metzger
05) Mr. Douglas C. Robinson
06) Mr. Richard Okumoto

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To ratify the appointment of EKS&H LLLP as the Company's independent registered public accounting firm for fiscal year ending June 30, 2014.			

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date